UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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XL GROUP Public Limited Company
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XL GROUP PLC
XL House, 8 St. Stephen’s Green, Dublin 2, Ireland
________________
NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF ORDINARY
SHARES TO BE HELD ON FRIDAY, APRIL 25, 2014
________________
Dublin, Ireland
March 10, 2014

To the Holders of Ordinary Shares of XL Group plc:

Notice is hereby given that the Annual General Meeting of holders of ordinary shares of XL Group plc will be held at its offices, located at 8 St. Stephen’s Green, Dublin 2, Ireland, on Friday, April 25, 2014 at 8:30 a.m. local time for the following purposes:

1.	To approve amendments to our Articles of Association to provide for the declassification of the Board of Directors;

2.	To elect, by separate resolutions, three Class I Directors to hold office until 2015 or, if Proposal 1 is not approved, to hold office until 2017;

3.
To ratify the appointment of PricewaterhouseCoopers LLP to act as the independent auditor of XL Group plc for the year ending December 31, 2014, and to authorize the Audit Committee of the Board of Directors to determine PricewaterhouseCoopers LLP’s remuneration;

4.	To provide a non-binding, advisory vote approving XL Group plc’s executive compensation;

5.	To renew the Board of Directors’ authority to issue shares, warrants, convertible instruments and options under Irish law;

6.	To renew the Board of Directors’ authority to issue shares for cash without first offering shares to existing shareholders under Irish law;

7.
To approve amendments to our Articles of Association (i) if Proposal 5 is approved, to reflect the renewal of authority to issue shares, warrants, convertible instruments and options under Irish law and (ii) to grant the Board of Directors authority to capitalize Company reserves without requiring shareholder approval;

8.	To approve an amendment and restatement of the Directors Stock & Option Plan to extend its expiration date to June 14, 2024; and

9.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of XL Group plc at the close of business on March 5, 2014 are entitled to notice of, and to vote at, the annual meeting. For instructions on voting, please refer to the instructions on the enclosed proxy card.

During the meeting, management will present XL Group plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2013.

By Order of The Board of Directors,

Kirstin Gould
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of shareholders to be held on April 25, 2014. Our Proxy Statement for the 2014 Annual General Meeting of shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.envisionreports.com/XL if you are a shareholder of record, and www.edocumentview.com/XL if you are a beneficial owner.
Your vote is important. Whether or not you plan to attend the 2014 Annual General Meeting of shareholders, please vote as promptly as possible by telephone, through the internet or by requesting a paper proxy card to complete, sign and return by mail.

XL GROUP PLC
________________
PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF HOLDERS OF
ORDINARY SHARES TO BE HELD ON APRIL 25, 2014
________________
GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of XL Group plc (the “Board”) to be voted at the Annual General Meeting of holders of XL Group plc’s ordinary shares to be held on April 25, 2014 and any adjournments thereof. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet, except that hard copy versions of such materials will be provided to shareholders who have previously requested hard copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice, the Notice of Annual General Meeting, this Proxy Statement and the proxy card are first being made available to shareholders on or about March 10, 2014. We have made available with this Proxy Statement the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”), although the Annual Report should not be deemed to be part of this Proxy Statement. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Upon request, shareholders will receive a printed set of the proxy materials. In addition, shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. By sending you the proxy materials over the internet or by e-mail, we save the cost of printing and mailing documents to you and reduce the impact of our annual general meetings on the environment. If you elect to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

When the proxy card is properly executed, the shares it represents will be voted at the meeting on the following proposals: (1) to approve amendments to our Articles of Association to provide for the declassification of the Board; (2) to elect, by separate resolutions, the three nominees for Class I Directors identified herein; (3) to ratify the appointment of PricewaterhouseCoopers LLP to act as our independent auditor and to authorize the Audit Committee of the Board to determine the independent auditor’s remuneration for the year ending December 31, 2014; (4) to approve the executive compensation of our named executive officers through a non-binding, advisory vote; (5) to renew the Board's authority to issue shares, warrants, convertible instruments and options under Irish law; (6) to renew the Board's authority to issue shares for cash without first offering shares to existing shareholders under Irish law; (7) to approve amendments to our Articles of Association (i) if Proposal 5 is approved, to reflect the renewal of authority to issue shares, warrants, convertible instruments and options under Irish law and (ii) to grant authority to the Board to capitalize reserves without requiring shareholder approval; and (8) to approve the amendment and restatement of the Directors Stock & Option Plan to extend its expiration date to June 14, 2024.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Company Secretary in writing to XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit revocation and the necessary examination and tabulation of the subsequent proxy before the votes are taken.

Shareholders of record as of the close of business on March 5, 2014 will be entitled to vote at the Annual General Meeting. As of March 5, 2014, there were 276,721,948 outstanding shares entitled to vote at the Annual General Meeting, with each share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in our Articles of Association—see footnote 1 to the table included under the heading “Security Ownership of Certain Beneficial Owners, Management and Directors”).

Under the law applicable to Irish companies, we are required to provide you with our Irish Statutory Accounts for our 2013 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on our website at www.xlgroup.com/financialreports/irish2013 and will be laid before the Annual General Meeting. Other than the presentation of our 2013 financial statements and the minutes of the 2013 Annual General Meeting, we know of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any other matter comes before the Annual General Meeting, including any shareholder proposal properly made or any matter of a procedural or substantive nature (including any motion to amend a resolution or adjourn the Annual General Meeting), the proxy holders intend to vote proxies in accordance with their judgment.

Under Irish law, each of the following proposals requires an affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more shareholders present in person or by proxy and holding shares representing at least fifty percent (50%) of the issued shares carrying the right to vote at the Annual General Meeting): Proposal 2, the election, by separate resolutions, of each nominee for Director; Proposal 3, the ratification of the appointment of, and authorization of the Audit Committee of the Board to determine the remuneration of, the independent auditor; Proposal 4, the approval of executive compensation on a non-binding, advisory basis; Proposal 5, the grant of authority to issue shares, warrants and options; and Proposal 8, the amendment and restatement of the Directors Stock & Option Plan to extend its expiration date to June 14, 2024. Under Irish law, each of the following proposals requires an affirmative vote of 75% of the votes cast on such a proposal at the Annual General Meeting, provided there is a quorum: Proposal 1, the amendment to our Articles of Association to declassify the Board; Proposal 6, the grant of authority to waive statutory pre-emption rights; and Proposal 7, the amendments to our Articles of Association (i) if Proposal 5 is approved, to reflect the renewal of authority to issue shares, warrants, convertible instruments and options under Irish law and (ii) to grant authority to the Board to capitalize reserves without requiring shareholder approval. For purposes of determining a quorum, abstentions and broker non-votes present in person or by proxy are counted as represented. Although the advisory vote approving executive compensation is non-binding, the Board intends to carefully consider the results of this vote and, to the extent there is a significant negative vote, it intends to consult directly with shareholders as appropriate to better understand the concerns that influenced the vote.

With respect to all proposals except Proposal 3, the ratification of the appointment of the independent auditor and the authorization of the Audit Committee of the Board to determine the independent auditor’s remuneration, abstentions and “broker non-votes” will not be considered votes cast with respect to such proposals. Therefore, abstentions and broker non-votes will have no effect on the outcome of those proposals. With respect to Proposal 3, shares owned by shareholders electing to abstain from voting on the proposal will not be considered votes cast with respect to such proposal and, therefore, will have no effect on the outcome of the proposal.

XL GROUP PLC
PROXY STATEMENT

TABLE OF CONTENTS

Page
PROPOSALS UNDER VOTE	5
Amendment to the Articles of Association to provide for Declassification of the Board of Directors (Proposal 1)	5
Election of Directors (Proposal 2)	6
Ratification of Appointment of Independent Auditor and Authorization of Audit Committee to Determine the Remuneration of the Independent Auditor (Proposal 3)	10
Non-Binding (Advisory) Vote Approving Executive Compensation (Proposal 4)	10
Renewal of Board of Director's Authority to Issue Shares, Warrants, Convertible Instruments and Options Under Irish Law (Proposal 5)	11
Renewal of Board of Director's Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders Under Irish Law (Proposal 6)	13
Amendment to the Articles of Association (i) if Proposal 5 is Approved, to Reflect the Renewal of Authority to Issue Shares, Warrants and Convertible Instruments and Options Under Irish Law and (ii) to Grant the Board of Directors Authority to Capitalize Company Reserves Without Requiring Shareholder Approval (Proposal 7)	14
Extend the term of the Directors Stock and Option Plan (Proposal 8)	14
CORPORATE GOVERNANCE	18
Board of Directors	18
Committees	20
Compensation Committee Interlocks and Insider Participation	22
Communications with Members of the Board of Directors and its Committees	22
Code of Conduct	22
Website Access to Governance Documents	22
Procedures for Approval of Related Person Transactions	22
EXECUTIVE COMPENSATION	24
COMPENSATION DISCUSSION AND ANALYSIS	24
1. Introduction	24
2. Executive Compensation Philosophy and Core Principles	26
3. Benchmarking Compensation	26
4. Executive Compensation Components	27
5. NEO Employment Agreements	39
6. Role of Independent Advisor in Setting Executive Pay	40
7. Role of the Chief Executive Officer in Setting Executive Pay	40
8. Executive Share Ownership	40
9. Policies on Hedging or Pledging of Company Securities	41
10. Clawback Provisions	41
11. Section 162(m)	41
Management Development and Compensation Committee Report	42
SUMMARY COMPENSATION TABLE	43
GRANTS OF PLAN-BASED AWARDS TABLE	45
Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table	46

PROPOSALS UNDER VOTE

1. AMENDMENT TO THE ARTICLES OF ASSOCIATION TO PROVIDE FOR DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board has determined, and is proposing to the shareholders, to amend our Articles of Association to provide for the phased elimination of our classified board structure beginning with the election of the Class I directors nominated for election at this Annual General Meeting for a one-year term followed by the election for one-year terms of the Class II directors in 2015 and the Class III directors in 2016. The full text of the proposed amendments is attached as Annex A to this proxy statement.

Currently, our Board is divided into three classes and directors are elected for staggered terms of three years based upon the cycle of each class’s term of office. Each director’s term of office generally continues until the third Annual General Meeting following his or her appointment to office, and only one class of directors is elected at any Annual General Meeting.

We have historically maintained a classified board structure because we believed it provided continuity of leadership and stability in executing our corporate strategy. However, the Board acknowledges the recent trend in corporate governance to abandon classified boards in favor of annual director elections. Therefore, after careful consideration of the advantages and disadvantages of eliminating the classified board structure, the Board recommends that shareholders vote to amend our Articles of Association to declassify our Board and provide for the annual election of all directors on a phased-in basis.

If shareholders approve this proposal, the Class I directors nominated for election at this Annual General Meeting, if elected, will have one-year terms expiring at the 2015 Annual General Meeting. Because the proposed amendment would not affect the unexpired terms of previously elected directors, the Class II and Class III directors who have been elected to three-year terms in prior years would complete those three-year terms, expiring in 2015 and 2016, respectively. Accordingly, the Board would be fully declassified upon the expiration of the terms of the Class III directors in 2016. If shareholders do not approve the amendment, the Board will remain classified and Class I directors nominated for election, if elected, will have three-year terms in accordance with our current Articles of Association.

The amendment to our Articles of Association will become effective immediately upon the approval by shareholders of the resolution below by 75% or more of the votes cast.

The text of the resolution in respect of Proposal 1 is as follows:

“That Articles 59 and 60 of the Articles of Association be and are hereby amended by their deletion and insertion of the form of Articles 59 and 60, respectively, as contained in Annex A of this proxy statement relating to the Company’s Annual Meeting.”
Your Board of Directors recommends that you vote “FOR” the amendment of our Articles of Association to provide for the declassification of the Board.

2. ELECTION OF DIRECTORS

At the Annual General Meeting, three Class I Directors are to be elected to hold office for one-year terms until the 2015 Annual General Meeting or, if Proposal 1 is not approved, to hold office for three-year terms until the 2017 Annual General Meeting of shareholders. Michael McGavick and Sir John Vereker are currently serving as Directors and were elected in accordance with our Articles of Association. Anne Stevens has been nominated for election upon the recommendation of our Board, which engages a third-party search firm to assist it in identifying potential Board candidates. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if anyone becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The name, principal occupation and other information concerning each nominee and each continuing Director, including the reasons for the view of the Board that each of the nominees for election, and each of the continuing Directors, should serve as Directors at this time, are set forth below.

Director Nominees

Michael S. McGavick, age 56, was appointed as a Director in April 2008, shortly prior to his commencement as our CEO on May 1, 2008. Previously, Mr. McGavick was President and CEO of Seattle-based insurer Safeco Corporation from January 2001 to December 2005, and was Chairman of Safeco’s board of directors from January 2002 to December 2005. Prior to joining Safeco, Mr. McGavick spent six years with Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington, D.C. where he became the Association’s lead strategist in working to transform U.S. Superfund environmental laws. Mr. McGavick is a member of the boards of the American Insurance Association and the Insurance Information Institute, and the Chairman of the board of The Geneva Association and of the Association of Bermuda Insurers and Reinsurers. He also is a member of the board of Landesa, a nonprofit organization that helps the rural poor around the globe obtain land rights.

Upon joining the Company in 2008, Mr. McGavick pioneered and has led the successful implementation of our strategy to simplify our organizational structure, focus on core property, casualty and specialty insurance and reinsurance businesses and enhance our enterprise risk management capabilities. Mr. McGavick provides innovative leadership and knowledge of all aspects of our business, and has a proven track record in the insurance industry, especially relating to turnaround management. The progress we made during 2013 in our efforts to remix and improve the profitability of our businesses, as discussed in “Executive Compensation—Compensation Discussion and Analysis,” exemplifies Mr. McGavick’s leadership in action. In addition, Mr. McGavick’s previous political and public affairs experience and active involvement in various industry associations enhances his contribution to the Company and the Board.

Anne Stevens, age 65, has served as Chairman, Chief Executive Officer and Principal of SA IT Services since June 2011. Previously, Ms. Stevens was Chairman, President and Chief Executive Officer of Carpenter Technology Corporation from November 2006 to October 2009. Prior to joining Carpenter Technology Corporation, Ms. Stevens spent most of her executive career at the Ford Motor Company, where she ultimately served as Executive Vice President and Chief Operating Officer of The Americas from November 2005 until her retirement in October 2006. During her 16 years with Ford, Ms. Stevens held various management positions, including serving as Group Vice President, Canada, Mexico and South America, of Ford Motor Company from October 2003 to October 2005, Vice President, North America Vehicle Operations of Ford Motor Company from August 2001 to October 2003 and Vice President, North America Assembly Operations of Ford Motor Company from April 2001 to August 2001. Prior to joining Ford Motor Company, Ms. Stevens held various engineering, manufacturing and marketing positions at Exxon Chemical Co. She is a member of the National Academy of Engineering, a Trustee of Drexel University and currently serves as a director of Lockheed Martin Corporation and Anglo American plc.

Ms. Stevens obtained broad experience at Ford Motor Company in managing the challenges associated with global organizations, particularly in the areas of operations management, talent management and governance. The skills derived from this experience make her well-qualified to be a member of the Board. The Board also expects to derive benefit from her current position as director of two publicly traded companies with global operations. If elected by shareholders, Ms. Stevens' term as a Director will commence on April 26, 2014.

Sir John M. Vereker, age 69, has been a Director since November 2007. Sir John Vereker was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration, from 1994 to 2002. Over the years, Sir John Vereker’s career has included working at the World Bank, serving as Private Secretary to three U.K. Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the U.K. Department of Education and Science. He has been a board member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the U.N. Secretary-General’s Millennium Development Project and a member of the Volcker panel, which investigated the World Bank’s institutional integrity. Sir John Vereker is an independent director of MWH Global, whose principal business is wet infrastructure engineering, and a Trustee of the Ditchley Foundation.

As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the U.K. bring depth to the Board’s oversight of public policy matters on a global basis.

Your Board of Directors recommends that shareholders vote “FOR” the nominees for Class I Directors.

Directors Whose Terms of Office Do Not Expire at this Meeting

Class II Directors whose terms will expire in 2015:

Ramani Ayer, age 66, has been as a Director since February 2011. Previously, Mr. Ayer served as the Chairman of the board of directors and CEO of The Hartford Financial Services Group Inc. (“The Hartford”) from February 1997 to October 2009. In addition, Mr. Ayer is the former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable and the Insurance Services Office. He is currently Chairman of the board of the Hartford Healthcare Corporation, the Vice Chairman of the Connecticut Council for Education Reform and a member of the board of the David Lynch Foundation. Previously, he also served as a member of the board and Chairman of the Hartford Hospital and as a member of the board of Maharishi University of Management.

During his 36-year career with The Hartford, Mr. Ayer held progressively senior roles. Mr. Ayer’s long tenure as the Chairman of the board and CEO of The Hartford, during which time he built the company into a recognized leader in property and casualty insurance, provides him a wealth of experience with respect to the varied and complex issues that confront large (re)insurers, such as the Company. In particular, Mr. Ayer’s vast knowledge and experience in the property and casualty space complement the expertise of our other Board members and benefit us as we continue to build on our solid foundation, global platform and depth of underwriting talent.

Dale R. Comey, age 72, has been a Director since November 2001. Mr. Comey served as alternate lead director of the Board from February 2008 to April 2009. Mr. Comey was a director of St. Francis Hospital and Medical Center, Hartford, Connecticut from 1988 to 2006. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation. From 1988 to 1990, Mr. Comey was President of ITT Hartford’s Property & Casualty Insurance Business.

Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first-hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers, such as the Company. This experience makes him well-suited to serve as Chair of the Nominating Committee. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operational, strategic and governance issues with which we may be confronted.

Robert R. Glauber, age 74, has been the non-executive Chairman of the Board since April 2009 and a Director since September 2006, having originally served on our Board from 1998 to May 2005. Mr. Glauber served as lead director of the Board from February 2008 to April 2009. Mr. Glauber is presently a Lecturer at the Harvard Kennedy School of Government. Most recently, Mr. Glauber served as CEO of the National Association of Securities Dealers, Inc. from November 2000 to August 2006 and, in addition, as Chairman from September 2001 to August 2006. Mr. Glauber is currently the Chairman of the board of directors of Northeast Bancorp, a director of Moody’s Corporation, a trustee and Vice Chairman of the International Financial Reporting Standards Foundation and a director of two XL subsidiaries, XL Insurance Company plc and XL London Market Ltd. He previously served on the boards of the Federal Home Loan Mortgage Corp. (“Freddie Mac”), Quadra Realty Trust, the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds and the Investment Company Institute. From 1989 to 1992, he served as Under Secretary of the Treasury for Finance and, prior to that, was a Professor of Finance at the Harvard Business School. He is a Senior Advisor to Peter J. Solomon Company.

Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provide him the consensus-building and leadership skills necessary to chair the Board. In addition, Mr. Glauber’s variety of experience serving as a current or former director of several large financial companies adds to the depth and range of his contribution to the Board.

Suzanne B. Labarge, age 67, has been a Director since October 2011. From February 1999 until her retirement in December 2004, Ms. Labarge served as the Vice Chairman and Chief Risk Officer of Royal Bank of Canada (RBC Financial Group), where she was responsible for the management of enterprise-wide risk and served on the executive management committee, providing leadership for the overall strategic direction of RBC Financial Group. During her 25 years with Royal Bank of Canada, Ms. Labarge held a variety of roles within commercial and corporate lending, internal audit, and corporate treasury before assuming responsibility for risk management. During her career, Ms. Labarge also served the Canadian government as an assistant auditor-general and as deputy superintendent of the Office of the Superintendent of Financial Institutions Canada. Ms. Labarge currently serves as a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and as a member of the board and chair of the audit committee of Coca-Cola Enterprises, Inc., a cold beverage bottler and distributor. In addition, from January 2005 to May 2007, Ms. Labarge served as a director and chair of the audit committee of Novelis, Inc., a Canadian producer of aluminum products that is no longer a public company. Ms. Labarge also serves as a director of private corporations that each act as a trustee of a trust for the benefit of the Late John E. Irving. The principal private corporations include: JEI PTC A Limited, JEI PTC B Limited, Ocean Capital Holdings Limited and Ocean Capital B Holdings Limited.

Ms. Labarge has extensive risk management and compliance experience and familiarity with the complexities involved in managing large, international corporations from her time at Royal Bank of Canada and as a member of Deutsche Bank’s risk committee. That experience, as well as her service as a director of companies with significant international operations, makes her well suited to serve as a Director of the Company. Ms. Labarge also has in-depth familiarity with financial accounting practices and reporting responsibilities of public companies with global operations as a result of her current and prior service as a member or chairwoman of other companies’ audit committees. The Board derives great benefit from Ms. Labarge’s enterprise risk and financial management expertise, executive management experience and financial accounting knowledge as it continues to develop its global insurance and reinsurance platforms.

Class III Directors whose terms will expire in 2016:

Joseph Mauriello, age 69, has been a Director since January 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. During his 40 years at KPMG, Mr. Mauriello held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant (Retired) in New York and is a member of the American Institute of Certified Public Accountants. He has also been a member of the board of overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, a trustee of the St. Barnabas Medical Center in New Jersey since 2003 and the St. Barnabas Health Care System since 2008, a member of the board of directors of the Alliance for Lupus Research since 2006 and a member of the board of trustees of Fidelity Funds since July 2007. From March 2007 to June 2012, Mr. Mauriello served as a member of the board of directors of Arcadia Resources, Inc., and from July 2006 to July 2007, he served as a member of the board of directors of the Hamilton Funds of the Bank of New York.

Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40-year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving, or previously serving, on the boards of directors of other entities that have, or control other entities that have, publicly traded securities.

Eugene M. McQuade, age 65, has been a Director since July 2004. Mr. McQuade is the Chief Executive Officer (“CEO”) of Citibank, N.A., a role he assumed in August 2009. He is also a member of Citigroup’s Operating Committee and serves on the board of directors of Citibank, N.A. From February 2008 to February 2009, Mr. McQuade was Vice Chairman and President of Merrill Lynch Banks (U.S.). Mr. McQuade was President and Chief Operating Officer of Freddie Mac from September 2004 to September 2007 and a director of Freddie Mac from November 2004 to August 2007. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant.

Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as Chair of the Risk and Finance Committee. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a current or former member of the board of directors of several financial institutions.

Clayton S. Rose, age 55, has been a Director since December 2009. Dr. Rose is a Professor of Management Practice at the Harvard Business School, and has been a member of its faculty since July 2007. Previously, he was an adjunct professor at the Stern School of Business at New York University (2002-2004) and at the Graduate School of Business at Columbia University (2002-2006). He is a member of the board of directors of Bank of America Corporation, a trustee of the Howard Hughes Medical Institute and a director of Public/Private Ventures. From October 2010 to March 2012, Dr. Rose was a director of Freddie Mac, which included serving as chairman of its Audit Committee and as a member of its Compensation and Business and Risk Committees. In addition, Dr. Rose previously chaired the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase (2007-2010), and served as a director of Mercantile Bancshares (2001-2007) and Lexicon Pharmaceuticals (2003-2007).

Dr. Rose is a former senior executive of J.P. Morgan & Co., where he headed each of the Global Investment Banking and the Global Equities Divisions, and served as a member of the firm’s executive committee. During his career at J.P. Morgan, he held management roles in various securities, derivatives and corporate finance businesses.

This range of experience in the financial services industry, together with his academic role at three leading U.S. business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy, provide expertise in the areas of finance, investments, management, corporate governance and strategy. In addition, the Board derives benefit from Dr. Rose’s experience as a current or former director of four publicly traded companies.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR

The Audit Committee of the Board is required by law and applicable rules of the New York Stock Exchange (“NYSE”) to be directly responsible for the appointment, compensation and retention of the independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2014. While shareholder ratification is not required by our Articles of Association or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification, on a non-binding basis, as part of good corporate governance practices. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders. The Board is also asking our shareholders to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine PricewaterhouseCoopers LLP’s remuneration. This authorization is required by Irish law.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor to audit XL Group plc’s consolidated financial statements for the year ending December 31, 2014 and the authorization of the Audit Committee to determine the remuneration of the independent auditors. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor and authorization of the Audit Committee to determine the remuneration of the independent auditors, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to determine the remuneration of PricewaterhouseCoopers LLP.

4. NON-BINDING (ADVISORY) VOTE APPROVING EXECUTIVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal gives shareholders the opportunity to express their views on the compensation paid to our named executive officers, as disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis” and the related compensation tables and accompanying narratives, by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As previously announced, consistent with shareholders’ preferences expressed in the non-binding vote regarding the frequency of future executive compensation votes at our 2012 Annual General Meeting, we currently submit this proposal to shareholders for a non-binding vote on an annual basis. We intend to next present a proposal to shareholders regarding the frequency of future advisory executive compensation votes at our 2017 Annual General Meeting.

At our 2013 Annual General Meeting, shareholders strongly supported our executive compensation practices by a vote of over 97.5 % of the votes cast. We maintained substantially similar programs for the 2013 performance year, as discussed in “Executive Compensation—Compensation Discussion and Analysis.”

Our executive compensation programs promote a performance-based culture and align executives’ interests with those of shareholders by linking the majority of their compensation to our short- and long-term performance and by requiring executives to hold 100% of equity grants for one year after vesting, and prohibiting sale transactions if the required level of ownership—set forth in “Executive Compensation—Compensation Discussion Analysis—8. Executive Share Ownership”—is not met both before and after the sale. Our programs balance short- and long-term compensation features to encourage executives to achieve annual goals and objectives while also rewarding executives for producing value for shareholders over the long term. Our programs are also designed to be consistent with competitive market practices and attract and retain highly talented executives who are critical to the successful implementation and execution of our strategy.

More specifically:

•
As discussed under “Executive Compensation—Compensation Discussion and Analysis—4. Executive Compensation Components,” on average, incentive pay is more than 80% of the named executive officers’ Total Direct Compensation and annual base salaries are less than 20%;

•
For our CEO, Mr. McGavick, annual base salary in 2013 represented just 12% of his Total Direct Compensation, while 59% was tied to the creation of long-term shareholder value and attaining long-term financial operating objectives and 29% was tied to the achievement of challenging annual performance goals; and

•	Our executive compensation programs:

•	Have oversight from the Management Development and Compensation Committee (the “Compensation Committee”), which is composed entirely of independent members of the Board;

•	Base long-term incentive compensation on financial metrics that are tied to our long-term business strategy and financial performance;

•
Contain clawback provisions on incentive awards that may be invoked for executives who engage in willful misconduct that results in a financial restatement due to material non-compliance with financial reporting requirements;

•	Avoid perquisites that exceed customary levels; and

•	Do not provide excise tax gross-ups for Mr. McGavick or for executives hired after 2009.

For the reasons discussed above, the Board recommends that shareholders vote for the approval of the named executive officers’ compensation by approving the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

Your Board of Directors recommends that shareholders vote “FOR” the approval of the resolution set forth above.

5. RENEWAL OF AUTHORITY TO ISSUE SHARES, WARRANTS, CONVERTIBLE INSTRUMENTS AND OPTIONS UNDER IRISH LAW

Under Irish law, directors of an Irish public limited company must have specific authority from shareholders to issue any shares, warrants, convertible instruments or options, even if such shares are part of the company’s authorized but unissued share capital. When our shareholders originally approved the adoption of our Articles of Association in connection with our redomestication to Ireland, the Board was granted this authorization with effect from July 1, 2010 for a period of five years. Because this five-year period will expire on July 1, 2015, we are seeking approval to authorize the Board to issue shares, warrants, convertible instruments and options for a five-year period to expire on April 25, 2019, unless renewed. If this proposal is not approved, our existing authority will remain in effect until July 1, 2015.

Renewing this Board authority is a routine matter for public companies incorporated in Ireland and is fundamental to our business and capital management because it enables us to issue shares, including in connection with our director equity compensation plans and, if applicable, to fund acquisitions and raise capital. Approval of this proposal will provide the Board with continued flexibility only to issue shares that are already authorized under our Articles of Association upon the terms below, subject to applicable SEC and NYSE rules. Please note that we are not asking for approval to increase our authorized share capital. If this authority is not renewed, upon expiration of the original five-year term we will not be able to issue any of our authorized share capital, other than to employees pursuant to our employee equity compensation programs, without first seeking shareholder approval for each issuance. We are not currently contemplating any share issuances for which renewal of this authority is necessary, other than issuances of shares under our shareholder approved Directors Stock and Option Plan.

Because we are an NYSE-listed company and considered a U.S. domestic registrant under SEC rules, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. For example, the NYSE requires that, except in certain limited circumstances including public offerings for cash, we must obtain shareholder approval before we can issue shares in any transaction or series of related transactions equal to or in excess of 20% of our outstanding shares or shares which would have voting power in excess of 20% of the voting power outstanding prior to issuance. With certain limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

In addition, we follow U.S. capital markets and governance standards to the extent permitted by Irish law and emphasize that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with which we compete. While not required by Irish law, it has become customary practice for Irish Stock Exchange-listed companies to renew share issuance authority every 12 to 18 months. Because we follow U.S. capital markets and governance standards and are not listed on the Irish Stock Exchange, we do not believe it is appropriate to seek renewal for a shorter time period than the five-year period required under Irish law. Renewal of this five-year authorization would merely place us on par with other NYSE-listed companies. It would not exempt us from the NYSE requirements that provide for shareholder approval with respect to certain share issuances, such as the one discussed above. We note that the Irish Stock Exchange listing rules do not contain similar restrictions.

To maintain this authorization, we expect to solicit shareholder approvals at future annual general meetings for renewals of this authorization on a successive basis as needed prior to their expiration.

Under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a majority of the votes cast.

The text of the resolution in respect of Proposal 5 is as follows:

“That, subject to the applicable rules and listing standards of the New York Stock Exchange and the U.S. Securities and Exchange Commission, the directors be and are hereby generally and unconditionally authorized with effect from April 25, 2014 to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983), and the authority conferred by this resolution shall expire five years from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Your Board recommends that you vote “FOR” renewal of the Board’s authority to issue shares, warrants, convertible instruments and options under Proposal 5.

6. RENEWAL OF AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS UNDER IRISH LAW

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). When our shareholders originally approved the adoption of our Articles of Association with effect from July 1, 2010, the Board was granted the authority to opt-out of the statutory pre-emption rights provision of Irish law for a period of five years. Because this five-year period will expire on July 1, 2015, we are presenting this Proposal 6 to renew the Board’s authority to opt-out of the pre-emption right for a period of five years from the passing of this resolution, unless renewed. If this proposal is not approved, our existing authority will remain in effect until July 1, 2015.

Renewal of this authority is a routine matter for public companies incorporated in Ireland. Similar to the authorization sought for Proposal 5, this authority has been in place since our redomestication to Ireland and is fundamental to our business and capital management initiatives because it would facilitate, if applicable, our ability to fund acquisitions and otherwise raise capital. Approval of this proposal will grant the Board only the authority to issue shares in the manner currently permitted under our Articles of Association. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and capital raising for our business. This statutory pre-emption right does not apply where shares are issued for non-cash consideration and in respect of certain issuances of preference shares or pursuant to employee equity compensation programs; however, it would apply to issuances pursuant to our Directors Stock and Option plan.

Like Proposal 5, this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with which we compete. In addition, for the same reasons discussed in Proposal 5, we do not believe it is appropriate to follow customary practices of Irish Stock Exchange-listed companies by further limiting the scope of this authorization beyond what is required under Irish law. Renewal of this authority would merely place us on par with other NYSE-listed companies and would not exempt us from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances. To maintain this authorization, we expect to solicit shareholder approvals at future annual general meetings for renewals of this authorization on a successive basis as needed prior to their expiration.

Under Irish law, the resolution in respect of Proposal 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of Proposal 6 is as follows:

“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from April 25, 2014, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of Section 23 did not apply to any such allotment, up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution, provided that the authority conferred by this resolution shall expire five years from the passing of this resolution, unless previously renewed, varied or revoked, and provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
Your Board recommends that you vote “FOR” granting the Board authority to opt out of statutory pre-emption rights under Proposal 6.

7. AMENDMENTS TO THE ARTICLES OF ASSOCIATION (i) IF PROPOSAL 5 IS APPROVED, TO REFLECT THE RENEWAL OF AUTHORITY TO ISSUE SHARES, WARRANTS, CONVERTIBLE INSTRUMENTS AND OPTIONS UNDER IRISH LAW AND (ii) TO GRANT AUTHORITY TO CAPITALIZE COMPANY RESERVES WITHOUT REQUIRING SHAREHOLDER APPROVAL

Article 6(c) of our Articles of Association currently provides that the Board’s existing authority to issue shares, warrants, convertible instruments and options shall expire five years from the date of adoption of the articles. Therefore, if the Board’s authority to allot shares, warrants, convertible instruments and options is renewed pursuant to Proposal 5, it is proposed to amend Article 6(c) to make it clear that the authority provided in Article 6 applies to any renewal of the authority. In the event that Proposal 5 is not approved, the amendment to Article 6(c) will not be carried into effect. In the event that Proposal 5 is approved but this Proposal 7 is rejected by shareholders, such rejection shall not affect the Board’s authority to allot shares, warrants, convertible instruments and options.
In addition, under Article 102 of our current Articles of Association, upon the recommendation of the Board, our shareholders may, by ordinary resolution, authorize the Board to capitalize any amount credited to any of the Company’s reserves (including its share premium account and its capital redemption reserve fund) or credited to the Company’s profit and loss account. Once the capitalization is approved by our shareholders, the capitalized amount can then be used by the Board to pay up to the par value of new shares issued to our existing shareholders (as is required by Irish law) in connection with, among other things, a share dividend, a stock split or any other bonus share issuance. There would be no reduction of the Company’s share capital as a result of any such capitalization.
As Irish law does not require that we obtain shareholder approval for a capitalization of reserves or amounts credited to the Company’s profit and loss account, the Board is recommending that our Articles of Association be amended to grant the Board the discretion to do so without seeking shareholder approval. If the amendment is approved by our shareholders, the Board would have greater flexibility in carrying out capital management programs for the benefit of our shareholders, including by being able to authorize transactions such as stock dividends and stock splits without the need for further shareholder approval, which shareholder approval is not typically required for other companies listed on the NYSE or included in the S&P 500© Index. The Board does not have any current intention to capitalize reserves or amounts credited to the Company’s profit and loss account or to declare a stock dividend or stock split. Conforming amendments to Articles 103 and 104 of our Articles of Association would also be made to implement the amendment to Article 102. The full text of the amendments is set forth in Annex B to this proxy statement.
The Board recommends a vote FOR the amendment of Articles 102, 103, 104 and 6(c) in the manner set forth in Annex B hereto in order (i) if Proposal 5 is approved, to reflect the renewal of authority to issue shares, warrants, convertible instruments and options and (ii) to grant the Board the ability to capitalize the Company’s reserves and amounts credited to the Company’s profit and loss account without obtaining further shareholder approval. As the proposal is for an amendment to the Company’s Articles of Association, it is a special resolution that requires, under Irish law, approval by at least 75% of votes cast at the Annual General Meeting.
Your Board of Directors recommends that shareholders vote “FOR” the amendment of articles 102, 103, 104 and 6(c).
8. EXTEND THE TERM OF THE DIRECTORS STOCK AND OPTION PLAN
The Directors Stock & Option Plan as amended and restated was last approved by shareholders in 2009 and is scheduled to expire on June 14, 2014. This plan, together with all amendments thereto, is referred to herein as the “Directors Plan.” The Directors Plan has been amended and restated to extend the expiration date to June 14, 2024, subject to shareholder approval. No other amendments are being made to the Directors Plan.
The Directors Plan provides for grants of stock options, restricted stock and restricted stock units to non-employee Directors and an opportunity for non-employee Directors to receive their annual retainer fees in the form of shares. Prior to 2009 it provided for elective deferrals of annual retainer fees in the form of share units. Under the Directors Plan, 794,702 shares have been reserved for issuance, of which 112,943 have not been utilized. No additional share authorization is being requested.
The shareholders are now requested to approve the amendment and restatement of the Directors Plan.

The following summary of the Directors Plan is qualified in its entirety by express reference to the amended and restated Directors Plan, which is attached as Annex C to this proxy statement.
General
The Directors Plan is intended to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate non-employee Directors, upon whose judgment, initiative and effort, the growth and development of the Company is dependent. The Directors Plan provides for the grant to non-employee Directors of non-qualified stock options, restricted stock, and restricted stock units. The Directors Plan also provides for an election by non-employee Directors to receive annual retainer fees in the form of shares. Prior to January 1, 2009, non-employee Directors were allowed to make elective deferrals of annual retainer fees in the form of share units. The aggregate number of shares available for issuance under the Directors Plan is 794,702 (of which 112,943 currently remain available for future awards), subject to anti-dilution adjustments in the event of certain changes in our capital structure. Shares issued pursuant to the Directors Plan will be authorized but unissued shares.
Eligibility and Administration
Only non-employee Directors will be eligible to participate in the Directors Plan. The Directors Plan will be administered by the full Board, which will determine the types of awards to be received and the terms and conditions thereof. Currently, nine non-employee Directors will be eligible to receive awards under the amended and restated Directors Plan.
Awards
The Directors Plan provides for annual grants of non-qualified stock options to each non-employee Director on the following terms. The date of grant will be the date of each annual meeting of shareholders, and options will be granted to the non-employee Directors in office immediately following the Annual General Meeting. The exercise price per share will be equal to the fair market value per share on the date of grant, and the number of shares subject to each option will be as determined from time to time by the Board. The term of each option will be ten years, each option will be fully exercisable on the date of grant, and continued exercisability will not be dependent on continued service on the Board.
In addition, when a non-employee Director is first elected to the Board an option to purchase 5,000 shares (or such other amount as determined from time to time by the Board) is granted to the non-employee Director on the date of such first election (or if such date is not within an open window period under the Company’s Securities Trading Policy on the first trading day of the next open window period). The exercise price per share will be equal to the fair market value per share on the date of grant. Each of these options will vest in three equal annual installments, beginning on the first anniversary of the date of grant and continuing on each of the following two anniversaries thereof, and the options will expire on the earlier of (i) the second anniversary of the date the non-employee Director ceases to be a member of the Board for any reason and (ii) the tenth anniversary of the date of grant. If a non-employee Director’s service on the Board ceases for any reason other than the non-employee Director’s death or disability prior to a date of vesting of the option, the unvested portion of the option will be immediately forfeited. If a non-employee Director’s service on the Board ceases due to the death or disability of the non-employee Director, unless the Board determines otherwise in its discretion, the non-employee Director’s options will vest in full upon such termination of service.
The Directors Plan also provides for discretionary grants of non-qualified stock options, restricted stock and restricted stock units. The specific terms of such grants will be as determined by the Board, but the exercise price of an option may not be less than the fair market value per share on the date of grant.
Options granted under the Directors Plan may not be repriced without shareholder approval.
Non-employee directors may elect to receive their annual retainer fees currently in the form of shares instead of cash, based on the fair market value of the shares on the date the fees would otherwise have been paid.
We have authority to withhold from any shares delivered under the Plan or on exercise of an option any amounts of withholding and other taxes due in connection therewith, including authority to withhold shares and make cash payments in respect thereof to the applicable tax authority in satisfaction of a participant’s tax obligations.

Amendments and Termination
The Board may amend or terminate the Directors Plan, but any such amendment or termination will be subject to the approval of shareholders if required by applicable law or the rules of any stock exchange on which the shares may then be listed. In addition, no amendment or termination may adversely affect the rights of a participant under outstanding awards or previously deferred fees without the consent of the affected participant.
Market Value
The per share closing price of our ordinary shares on March 5, 2014 was $30.38.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Share-Based Compensation Plans (Excluding Securities in column (a))
Plan Category	(a)	(b)	(c)
Share-based compensation plans approved by security holders (1)	11,122,934	$36.91	13,056,809
Share-based compensation plans not approved by security holders (2)	—	—	—
Total	11,122,934	$36.91	13,056,809
____________

(1)
Pertains to our 1991 Performance Incentive Program and the Directors Plan. Includes for the 1991 Performance Incentive Program, 10,887,934 ordinary shares to be issued upon the exercise of outstanding options, warrants and rights, a $36.78 weighted average exercise price of outstanding options, warrants and rights, and 12,943,866 ordinary shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column a). Includes for the Directors Plan, 235,000 ordinary shares to be issued upon exercise of outstanding options, warrants and rights, a $42.69 weighted average exercise price of outstanding options, warrants and rights, and 112,943 ordinary shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column a).

(2)
In relation to the 1991 Performance Incentive Program, of such maximum number of ordinary shares at December 31, 2013, shares can be issued as any form of award, except that, for each restricted stock, restricted stock unit, stock appreciation rights, or performance share award issued, the number of ordinary shares available under the Program will be reduced by two shares. In the event that an award issued under the Program expires or is terminated unexercised as to any shares covered thereby, or shares are forfeited for any reason under the Program, such shares shall thereafter be again available for issuance under the Program. At the Compensation Committee’s discretion, these shares may be granted as stock options, performance shares, restricted stock, restricted stock units, stock appreciation rights or any combination of these provided that the combined total number of shares granted does not exceed either the overall share authorization described within the Program for performance shares, stock appreciation rights, restricted stock and restricted stock units.

Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of the Directors Plan, based upon current provisions of the Internal Revenue Code (the “IRC” or the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.
Stock Options
In general, the grant of a nonqualified stock option will not be a taxable event to the recipient. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on the holding period for the shares.

Restricted Stock
A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest”, i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will be the fair market value of the shares at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares. Dividends paid with respect to shares that are not vested will be ordinary compensation income to the participant. Any gain or loss upon a subsequent sale or exchange of the shares, measured by the difference between the sale price and the fair market value on the date of vesting, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares. The holding period for this purpose will begin on the date following the date of vesting.
In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions that by their terms will never lapse). If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.
Other Awards and Deferrals
With respect to restricted stock units and deferrals, generally, a participant will be subject to income tax at ordinary income rates at the time of receipt of payment with respect to any such restricted stock units or deferrals, and the amount of such income will be the fair market value of the shares received, determined at the time they are received.
New Program Benefits
The amount of benefits that will be granted under the Directors Plan cannot be determined at this time. For information regarding grants made under the Directors Plan during the 2013 fiscal year, see the “Director Compensation Table.”
Your Board of Directors recommends a vote “FOR” the proposal to amend and restate the Directors Plan.

CORPORATE GOVERNANCE

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations, which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. The key components of this framework are discussed below.

Board of Directors

The size of the Board is currently ten members. Our current Articles of Association provide that the Board shall be divided into three classes, designated “Class I,” “Class II” and “Class III,” with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board.

The term of office for each Director in Class I expires at the 2014 Annual General Meeting; the term of office for each Director in Class II expires at the 2015 Annual General Meeting; and the term of office for each Director in Class III expires at the 2016 Annual General Meeting. Under our current Articles of Association, at each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election. If the amendment to our Articles of Association to provide for the phased declassification of the Board is approved, commencing in 2015 each class of directors whose term expires at that meeting will be elected to hold office for a one-year term expiring at the next Annual General Meeting. See Proposal 1 for additional information.

In 2013, there were seven regular meetings of the Board, one special meeting of the Board and two meetings of an ad hoc committee of the Board. Each Director attended 75% or more of the total number of such meetings of the Board and of the committees on which each such Director served during his or her term. See “Committees” below for the number of meetings held by each of the committees during 2013. We expect Directors to attend the Annual General Meeting if possible, and nine of our ten Directors at the time of the 2013 Annual General Meeting attended the Meeting.

Leadership Structure

The Board has a preference at this time for the separation of the office of Chairman of the Board from that of the CEO. The Board believes that this structure is appropriate at this time but should be regularly reviewed as part of its succession planning process as appropriate. Robert R. Glauber has served as the non-executive Chairman of the Board since April 2009.

Qualifications of Directors and Board Diversity

The Board regularly considers the qualifications necessary for its members. In this regard, the Board believes that its members should be persons with superior business judgment and integrity, who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities, and who have distinguished themselves in their chosen fields of endeavor. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct. The Board believes that each of its Directors contributes a strong background and set of skills to enable the Board to meet its responsibilities.

Our Corporate Governance Guidelines provide that the Nominating, Governance and External Affairs Committee (the “Nominating Committee”) considers diversity among other factors in assessing the skills and characteristics of Director candidates and the Board as a whole. This consideration includes a broad evaluation of diversity of viewpoints, skills, experience and other demographics represented on the Board as a whole. This discussion and evaluation of diversity occurs at the Board and committee levels.

Board Role in Risk Management

We engage in risk management across all facets of our operations.The Chief Enterprise Risk Officer (“CERO”) chairs the Enterprise Risk Management Committee, which is comprised of senior risk management executives. The CERO assists with the efficient identification, assessment, monitoring and reporting of key risks across our organization. The CERO reports directly to the CEO and acts as a liaison between the Enterprise Risk Management Committee, the Board and the Risk and Finance Committee and other Board committees with respect to risk matters. All employees are expected to assist in the appropriate and timely identification and management of risks and in the enhancement of the quality and effectiveness of enterprise risk management.

The Board’s Risk and Finance Committee’s enterprise risk management responsibilities include, among other things, review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole, which may involve coordination with other committees of the Board from time to time as appropriate. The review of our overall risk appetites and evaluation of the risk impact of any material strategic decision being contemplated, including consideration of whether such strategic decision is within the risk profile established by us, is conducted by the full Board.

With respect to compensation risk oversight and assessment, the Compensation Committee, which is responsible for oversight of executive compensation programs, in consultation with management and the Compensation Committee’s independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”), reviewed the impact of executive compensation programs on our risk profile, and the incentives created by the compensation programs that the Compensation Committee administers. To aid the Compensation Committee in its review, in the summer of 2013 management completed an evaluation of each of our significant incentive compensation programs to determine whether the arrangements were designed and operated in a prudent manner.

During the evaluation process, management considered whether each incentive program’s administration, oversight, structure and processes possessed a formal and consistently applied design and approval process, and provided for accurate and timely payouts and ongoing plan monitoring and oversight. Moreover, management evaluated the performance metrics utilized in these arrangements to determine whether they were consistent with our risk profile and motivated appropriate risk-taking behaviors.

Management provided the results of its evaluation to the Compensation Committee in October 2013. The evaluation demonstrated that the inherent risks in our compensation programs are appropriately mitigated in several ways. The compensation programs evaluated generally have multiple performance measures and/or vesting provisions that require executives to take into account both our short-term and long-term interests. With respect to equity-based awards, share ownership guidelines require executives to hold equity grants for specified periods of time. In addition, both equity and cash-based incentive awards are subject to clawback under certain circumstances for our executive officers. These practices encourage our executives to focus on the long-term creation of shareholder value. They are discussed in greater detail in “Executive Compensation—Compensation Discussion and Analysis—8. Executive Share Ownership” and “10. Clawback Provisions.”

The executive behaviors that drive the achievement of various performance goals under our incentive arrangements are also subject to rigorous oversight by management’s enterprise risk management process, including reviews by the management Operational Risk and Anti-Fraud Sub-Committees. This is in addition to the application of our framework for finance internal controls and our underwriting, claims and actuarial guidelines and processes. The accuracy and timing of incentive arrangement payouts is monitored and reviewed by various internal and external audit functions.

Finally, the Compensation Committee’s discretion to take into account all relevant factors in determining the amounts of annual executive incentive awards and other incentive payments or awards mitigates the risk that a formulaic calculation of these payments or awards based on pre-established performance metrics could result in payouts that are not aligned with the creation of shareholder value and our overall financial performance. See “Executive Compensation—Compensation Discussion and Analysis.”

Executive Sessions of Independent Directors

The independent Directors meet as a group in executive session at regularly scheduled meetings of the Board without any member of management in attendance. Mr. Glauber, the non-executive Chairman of the Board, presides at such executive sessions of the Board.

Independence Standards

The Board has adopted Director Independence Standards to assist it in making determinations as to whether Directors or Director nominees have any material relationships with the Company for purposes of determining independence under the listing standards of the NYSE and the Company’s Director Independence Standards. In accordance with these standards, the Board determined in February 2014 that (i) each of Messrs. Ayer, Comey, Glauber, Haag, Mauriello and McQuade, Mmes. Labarge and Stevens, Dr. Rose and Sir John Vereker is independent in accordance with such standards, and (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent.

In reaching its conclusion with respect to each of the independent Directors or Director nominees, the Board considered the information contained in this proxy statement as well as that since August 2009, Mr. McQuade has served as the CEO of Citibank, N.A (“Citibank”). Citibank and its subsidiaries provide the Company with ordinary course banking services and were during 2013 and continue to be lenders and letter of credit issuers under certain of our credit facilities. In addition, affiliates of Citibank provided us with standard cash management and foreign exchange services during 2013. We believe that all of the transactional services provided to us by Citibank and its affiliates described above were entered into on an arm’s length basis. As such, in connection with the establishment and maintenance of the facilities, Citibank and its affiliates receive the same type of information regarding the Company as we provide to our other lenders and letter of credit issuers and do not receive any additional information about the Company that is strategic in nature.

Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating Committee and a Risk and Finance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives. The Audit Committee is comprised entirely of Directors who meet the independence, financial experience and other qualification requirements of the NYSE and applicable securities laws. In addition, each member of the Compensation Committee, the Nominating Committee and the Risk and Finance Committee meets the applicable independence requirements of the NYSE. The members of the Compensation Committee are non-employee directors as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Code.

Audit Committee

The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of our financial statements, including its system of internal controls, the independent auditor’s qualifications, independence and performance, the performance of our internal audit function and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor in preparing or issuing an audit report or performing other audit, review or attestation services. Messrs. Mauriello (Chairman), Ayer and Comey, Ms. Labarge and Sir John Vereker comprise the Audit Committee. There were five regular meetings of the Audit Committee and two informational meeting of such committee during 2013. The Board has determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).

Compensation Committee

The Compensation Committee reviews and approves the goals, objectives and performance of our CEO Mr. McGavick, as well as oversees executive management development and succession planning. In addition, the Compensation Committee is responsible for approving the compensation of all executive officers and other key executives and approving our overall compensation structure, including compensation and benefit plans, policies and programs. With respect to Mr. McGavick, the Compensation Committee recommends his compensation to the independent Directors of the Board for review and ratification. For additional information regarding the Compensation Committee’s role with respect to assessing risk in compensation incentives, see “—Board Role in Risk Management.” The Compensation Committee has engaged Meridian to assist it in its oversight of executive compensation. The Compensation Committee has determined that Meridian’s work does not raise any conflict of interest based on the independence factors identified by the SEC and NYSE.

Messrs. Haag (Chairman), Ayer, McQuade and Rose comprise the Compensation Committee. There were five regular meetings of the Compensation Committee and two informational meetings of such committee during 2013.

Nominating Committee

The Nominating Committee makes recommendations to the Board as to nominations to the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating Committee also reviews the performance and charters of the Board and of each standing committee of the Board, reviews public policy issues of significance to the Company and oversees our program of charitable giving and political contributions. Messrs. Comey (Chairman), Glauber and Mauriello, Ms. Labarge and Sir John Vereker comprise the Nominating Committee. There were five regular meetings of the Nominating Committee during 2013.

(i) Identifying and evaluating nominees

The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members as well as the composition of the Board as a whole. For each Director, this assessment includes review of his or her independence, as well as consideration of diversity of viewpoints, skills, experience and other demographics in the context of the needs of the Board.

The Nominating Committee has engaged a third party search firm to assist it in seeking new Board members, whether to fill a vacancy or otherwise. The Nominating Committee also considers recommendations for new members from Board members, management and others, including shareholders. In general, the Nominating Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct.

(ii) Nominees recommended by shareholders

The Nominating Committee will consider, for Director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating Committee in care of the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902. To be considered by the Nominating Committee, such recommendations must be accompanied by the information regarding the nominating shareholder and the proposed candidate required pursuant to Article 61 of our Articles of Association, which includes all information that would be required in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14A of the Exchange Act, and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by shareholders to the

Nominating Committee will be evaluated in the same manner as any other nominee for Director. See “Shareholder Proposals for 2015 Annual General Meeting.”

Risk and Finance Committee

The Risk and Finance Committee reviews and oversees, among other matters, our capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, quarterly and annual financial results and enterprise risk management matters, including review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole. Since December 2011, all non-employee Directors are members of the Risk and Finance Committee. These Directors are currently Messrs. McQuade (Chairman), Ayer, Comey, Glauber, Haag and Mauriello, Sir John Vereker, Ms. Labarge and Dr. Rose. There were five regular meetings of the Risk and Finance Committee during 2013.

Compensation Committee Interlocks and Insider Participation

For the period from January 1, 2013 to December 31, 2013, Messrs. Haag (Chairman), Ayer and McQuade and Dr. Rose comprised the Compensation Committee. No member of the Compensation Committee is, or was during 2013 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2013 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the Chairman or all non-employee Directors as a group) by writing to them in care of the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902 and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other communications determined to be trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our Directors, officers (including the CEO) and employees. We will post on our website at www.xlgroup.com any amendment to or waiver under the Code of Conduct granted to any of its Directors or executive officers that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K of the Securities Act of 1933, as amended.

Website Access to Governance Documents

Our Director Independence Standards, Corporate Governance Guidelines, Code of Conduct, the charters for the Audit Committee, Compensation Committee, Nominating Committee and Risk and Finance Committee and other ethics and governance materials are available free of charge on our website located at www.xlgroup.com or by writing to XL Group, Investor Relations, 100 Washington Blvd., 6th Floor, Stamford, CT 06902.

Procedures for Approval of Related Person Transactions

The Board has written policies and procedures relating to the approval or ratification of transactions with “Related Persons,” as defined below. Under these policies and procedures, management must present to the Nominating Committee any “Related Person Transactions,” as defined below, proposed to be entered into by the Company, including the aggregate value of such transactions, if applicable, and any “Ordinary Course Related Person Transactions,” as defined below, known to management. In reviewing proposed Related Person Transactions, the Committee must consider and review such transactions to determine, among other things, whether such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person or otherwise fair to the Company. After review, the Committee shall approve or disapprove such transactions. Subsequent to approval, management must update the Nominating Committee as to any material change to those transactions that have been approved by the Nominating Committee. No Director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest. In instances where an Ordinary Course Related Person Transaction is reviewed, the Committee will consider whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons.

Under these policies and procedures, a “Related Person Transaction” is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company’s providing insurance and/or reinsurance to shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, “Ordinary Course Related Person Transaction(s)”). A “Related Person” is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of our outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which any of the foregoing persons has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

1.	Introduction
2013 was a good year for XL with many important metrics demonstrating continuing year-over-year improvement and progress against the achievement of long-term goals and near-term objectives. Overall P&C combined ratio improved for the second straight year, demonstrating continued focus on stronger underwriting.
2013 highlights and indicators include:

•	Property and Casualty combined ratio improved to 92.5% from 96.3% in 2012, as shown in the chart below.

•
Insurance segment’s accident year combined ratio excluding catastrophes and prior year development (“PYD”) of 96.7% and loss ratio excluding catastrophes and PYD of 65.9% were the best results for this segment since 2007 and the segment delivered its first underwriting profit since 2009.

•	Reinsurance segment finished 2013 with a combined ratio of 81.4%, which is 5.5 points better than the prior year, and its eighth consecutive year of underwriting profit.

•	Net Operating Return on Equity, ex-unrealized gains and losses, of 10.3%, up from 6.9% in 2012.

•	Reinsurance and Insurance segments achieved underwriting profits of $325 million and $125 million, respectively, their highest levels since 2007 and 2009.

•	Total P&C Gross Premiums Written increased by over $240 million to $7.4 billion.

•	Enterprise Net Premiums Earned increased by 4.3% to $6.0 billion in 2013.

•	Fully Diluted Tangible Book Value per ordinary share increased to $33.86 at December 31, 2013, from $33.35 as of December 31, 2012.+

•
Total Shareholder Return (“TSR”) was 29.4% for fiscal 2013 and 54.7% for the 3-year period ending December 31, 2013. TSR represents the change in share price plus dividends paid over the respective period ending December 31, 2013.

•	Purchased 22.5 million shares for $673 million during 2013, as we continued to effectively manage capital and generally strengthen our financial position during 2013.
All of these improvements were a direct result of continued focus on stronger, more disciplined underwriting and the cumulative efforts to remix our businesses in favor of margin-expanding and less correlated lines. The charts below show the continued improvement of combined ratio and Operating Return on Equity+ (“ROE”) in 2013, two of the primary metrics we utilize to measure performance in our annual and long-term incentive programs.
—————
+ Fully Diluted Tangible Book Value per ordinary share and Operating Return on Equity are non-GAAP financial measures. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Financial Measures" of our Annual Report.

Our performance, relative to the challenging goals that were established at the beginning of the year, was the basis for the 2013 pay decisions made by the Management Development and Compensation Committee (the “Committee” within this Compensation Discussion and Analysis section). Based upon achievement of 2013 combined ratio goals, the quantitative metric for the annual incentive pool would have funded at 104.8% of target for the Enterprise, with Insurance funding at 90.7% and Reinsurance funding at 130.0%. However, one area which slightly tempered our sense of accomplishment for 2013 was in the quarter-to-quarter improvement of current year Insurance underwriting results. Progress on this metric slowed in the second half of 2013 due to an unusual level of large loss activity in a few books of business. As a result, the CEO, Mr. McGavick, recommended and the Committee approved, the use of informed discretion to reduce the funding of the quantitative component for the Insurance segment by 5 percentage points. As described in more detail below, because the Insurance segment’s performance is included in the results of the Enterprise, the overall quantitative factor for the Enterprise was reduced to 101.3% and the final bonus pool, including the qualitative assessment of performance, was 100.4% of target. We believe that the design of our compensation programs, including the mix of short-term and long-term incentives, provide employees with balanced motivation to achieve the company’s long-term strategic objectives as well as near-term goals and builds strong alignment between pay and performance.
CEO Compensation Highlights—Pay for Performance Discussion

The Committee reviewed the realizable pay for Mr. McGavick, who began his tenure as CEO in 2008, and was satisfied that it was aligned with performance for 2013, as it has been in previous years. Realizable pay includes annual base salary plus actual cash incentives paid for the year’s performance. For equity awards granted, realizable pay reflects the intrinsic (in-the-money) value of stock options plus the value of performance units earned using XL’s closing share price on December 31 of each year. The following chart demonstrates the alignment of CEO realizable pay and our annual TSR (dollar values in thousands):

2. Executive Compensation Philosophy and Core Principles
Our executive compensation programs are designed using the following principles:

•	Ensure alignment with shareholder interests and motivate executives to enhance long-term shareholder value

•	Enable the ability to attract and retain high caliber executive talent who will develop and implement our business strategies successfully

•	Consider multiple factors—including the individual’s role and responsibilities, performance, experience, expertise and peer market compensation information—in setting target levels of compensation

•	Include qualitative components and risk mitigating features to drive appropriate behaviors

•
Allocate total compensation among annual base salary, annual cash incentive and long-term incentive awards so that it is heavily weighted towards variable pay, as discussed in Section 4, “Executive Compensation Components.”

Our executive compensation practices incorporate strong corporate governance features that:

✓	Provide independent oversight of compensation and benefit programs by the Committee, which is composed entirely of independent Board members
✓	Utilize an independent executive compensation consulting firm that reports directly to the Committee and provides no other services to the Company
✓	Include caps on annual incentive awards
✓	Grant performance contingent equity awards that require meeting established goals in order to receive the targeted award level
✓	Require both material ownership requirements of XL stock and the retention of 100% of shares earned from equity awards (net of taxes) for one year following vesting
✓	Conduct an annual review of potential risks associated with compensation practices
✓	Utilize a clawback policy to recoup cash and equity awards

3.	Benchmarking Compensation
Each year the Committee reviews market data from our compensation peer group to understand how the target compensation paid to our executives is positioned with respect to that paid by the companies in the peer group. As part of its review, the Committee analyzes the composition of our compensation peer group for appropriateness, focusing on the size and business operations of the companies as well as the availability of executive compensation information.
The compensation peer group, listed below, reflects our business mix of insurance and reinsurance operations and includes current competitors for business, capital and executive talent. However, some of these companies may not be listed as (re)insurance competitors or included in the indices against which we compare our performance as described in our Annual Report. Listed below is our 2013 peer group, which is the same as our 2012 peer group with the exception of the addition of Alleghany Corporation, which acquired former peer Transatlantic Holdings Inc. We are significantly larger than the median of companies in our compensation peer group in terms of total revenues, assets, and market capitalization —we rank near the 70th percentile for all 3 metrics.

2013 Compensation Peer Group—Data in millions for Fiscal 2013

Company Name	Revenues	Total Assets	Market Capitalization
The Hartford Financial Services Group	26,236	277,884	16,249
The Travelers Companies, Inc.	26,191	103,812	32,966
Ace Ltd.	19,246	94,510	35,207
The Chubb Corporation	13,898	50,433	24,331
CNA Financial Corporation	10,113	57,194	11,567
XL Group plc	7,541	45,653	9,005
W. R. Berkley Corporation	6,409	20,552	5,864
Everest Re Group, Ltd.	5,641	19,808	7,468
PartnerRe Ltd.	5,538	23,038	5,712
Alleghany Corporation	4,972	23,361	6,706
Markel Corporation	4,323	23,956	8,106
Axis Capital Holdings Ltd.	4,196	19,635	5,311
Arch Capital Group Ltd.	3,514	19,566	7,967
Aspen Insurance Holdings Ltd.	2,413	10,231	2,714
White Mountains Insurance Group, Ltd.	2,317	12,144	3,725
Allied World Assurance Company Holdings	2,223	11,946	3,815
Endurance Specialty Holdings Ltd.	2,194	8,978	2,529
RenaissanceRe Holdings Ltd.	1,380	8,179	4,321
XL Group plc Percentile Rank	71%	71%	71%
The Committee focuses on benchmarking Total Direct Compensation (the combination of base salary, target annual cash incentive award—the “Annual Incentive”—and long-term incentive award opportunities) against market data from the compensation peer group, which is adjusted for company size using regression analysis. While Ms. Street’s compensation was benchmarked against the 2013 compensation peer group, the Committee also considered compensation levels and practices of investment managers at large, stand-alone investment companies with whom we compete for talent. The Committee also considers the individual components of Total Direct Compensation in making decisions for setting each NEO’s compensation. The Committee’s process for setting compensation targets is non-formulaic. Market compensation data is only one of a number of criteria it considers in making pay determinations, along with each NEO’s specific roles and responsibilities, performance, degree of expertise and experience, and any unique business challenges.

4.	Executive Compensation Components
The direct compensation program for our NEOs contains both fixed and variable components. The primary fixed compensation component is base salary. The variable components consist of performance-based annual cash incentives and long-term equity incentives (together, “Incentive Pay”). Other components of pay, including perquisites and supplemental benefits, are discussed later in this Compensation Discussion and Analysis.
In December 2012 and January 2013, the Committee reviewed compensation market analyses prepared by its independent executive compensation consultant, Meridian. In February 2013, after considering the market analysis and other criteria as outlined above, the Committee set 2013 target compensation which reflected some changes from 2012 for our CEO and other NEOs, as described in more detail below:

2013 Compensation Adjustments
	2012	2013	Rationale For Any Change
Michael McGavick Base Salary: Target Annual Incentive: Long-Term Incentive Opportunity: Total Direct Compensation:	$1,000,000 $2,000,000 $6,000,000 $9,000,000	$1,250,000 $3,000,000 $6,250,000 $10,500,000	Recognize significant performance over last several years in turning the Company around financially and positioning it well for the future. Increases reflect first change in target pay since 2010.
Peter Porrino Base Salary: Target Annual Incentive: Long-Term Incentive Opportunity: Total Direct Compensation:	$600,000 $900,000 $1,900,000 $3,400,000	$700,000 $900,000 $1,800,000 $3,400,000	No increase was made to Total Direct Compensation. The mix of fixed and variable pay components was changed to more closely align with competitive practice.
Gregory Hendrick Base Salary: Target Annual Incentive: Long-Term Incentive Opportunity: Total Direct Compensation:	$600,000 $720,000 $2,000,000 $3,320,000	$700,000 $875,000 $1,825,000 $3,400,000	Recognize growth in role and to establish a more appropriate mix of fixed and variable pay components that is more closely aligned with competitive practice.
James Veghte Base Salary: Target Annual Incentive: Long-Term Incentive Opportunity: Total Direct Compensation:	$600,000 $750,000 $2,200,000 $3,550,000	$700,000 $910,000 $1,940,000 $3,550,000	No increase was made to Total Direct Compensation. The mix of fixed and variable pay components was changed to more closely align with competitive practice
Sarah Street Base Salary: Target Annual Incentive: Long-Term Incentive Opportunity: Total Direct Compensation:	$450,000 $1,350,000 $1,400,000 $3,200,000	$500,000 $1,350,000 $1,350,000 $3,200,000	No increase was made to Total Direct Compensation. The mix of fixed and variable pay components was changed to more closely align with competitive practice
Overall, these changes positioned the NEOs’ Total Direct Compensation between the median and 75th percentile of the 2013 compensation peer group. The Committee believed these changes were appropriate based on each individual’s performance, contributions, expertise and business experience, and competitive market practices.
In 2013, our NEOs received the largest portion of their Total Direct Compensation, over 80%, in the form of Incentive Pay, which is at risk and based on their individual contributions, our financial performance versus stated objectives and share performance. The smallest portion of cash compensation is a fixed base salary. The charts below illustrate the percentage of base salary and target Incentive Pay opportunity provided to our NEOs:

Allocating Total Direct Compensation so that it is more heavily weighted towards variable, performance-based Incentive Pay creates a direct link between actual realized compensation, our financial results and the creation of long-term shareholder value. We reinforce this long-term focus through a combination of performance contingent and time-vested equity awards.
4.1 Base Salaries
The Committee reviews the base salary of each NEO annually or when triggered by a change in an NEO’s role or responsibilities. Base salaries compensate NEOs for executing the basic responsibilities of their position. No changes to base salaries were made in 2012, however, as described above, each NEO received an increase to his or her base salary for 2013 to better align with the market.
4.2 Annual Incentives (Cash Award)
Annual incentives are designed to motivate executives to achieve specified Company (“Enterprise”), business segment or function, and individual performance goals that are established and approved by the Committee at the beginning of each year. The Annual Incentive opportunity for each NEO, as shown above, is based upon his or her position and responsibilities and competitive market bonus opportunities for similar positions within our compensation peer group.
The Committee approved quantitative and qualitative performance metrics for each NEO based on his or her role in the Company.
(A) Quantitative Goal: Combined Ratio. The Committee selected combined ratio (“CR”) as the primary quantitative performance metric because it is a common measure of underwriting profitability used by property and casualty insurers and reinsurers. It also demonstrates the impact of underwriting results and reserving practices as well as net income.

The CR is calculated by taking the sum of the year’s net losses incurred and underwriting expenses as a ratio of the net premiums earned by the Insurance and Reinsurance segments, and on a combined basis for the Enterprise. A CR of less than 100% indicates an underwriting profit; a CR greater than 100% reflects an underwriting loss. The table below shows our 2013 CR goals, which were based on the Company’s 2013 financial operating plan, the performance achieved and the resulting performance factor used to determine the quantitative component of the Annual Incentive.

Quantitative Goals and Results—Core Business Segments

Core Business Segments	Quantitative Goals			Actual Result	Performance Factor
	Threshold* (50% of Target)	Target (100% of Target)	Maximum (200% of Target)
Enterprise CR	101.7%	93.3%	76.6%	92.5%	104.8%
Insurance CR	103.2%	95.7%	80.7%	97.1%	90.7%
Reinsurance CR	100.0%	87.7%	66.7%	81.4%	130.0%
* Performance below threshold goals results in no payout.

The table below shows the goals for the Investments Group, which were based on the Company’s 2013 financial operating plan, the performance achieved and the resulting performance factor used to determine the quantitative component of the Annual Incentive.

Quantitative Goals and Results—Investments Group

Other (Excluded from Enterprise results)	Quantitative Goals			Actual Result	Performance Factor
	Threshold* (50% of Target)	Target (100% of Target)	Maximum (200% of Target)
Investments
• NII Budget & Affiliate Income**	$0.97	$1.04	$1.10	$1.13	150.0%
• P&C Portfolio vs. Benchmark***	-40 bps	25 bps	90 bps	70 bps	154.8%
• Life Portfolio vs. Benchmark***	-60 bps	0 bps	60 bps	52 bps	189.3%
* Performance below threshold goals results in no payout.
** The payout for maximum performance is 150%. Measured in billions.
*** Measured in basis points (bps).

The Committee reserves the right to exercise informed discretion to raise or lower the quantitative performance factor achieved by considering other items in addition to combined ratio that can include, but would not be limited to, actual versus anticipated catastrophe losses, performance versus peers, accident year performance, Operating ROE performance and shareholder value creation.

(B) Qualitative Goals. Qualitative goals are used to focus attention on achieving individual performance objectives and can include, but are not limited to, specific objectives in the areas of strategy, leadership, overall business performance, execution on new initiatives and improvements in operations. The Committee set Mr. McGavick’s qualitative goals after discussions with him and with the other members of the Board in early 2013. Mr. McGavick collaborated with each NEO to establish qualitative goals for themselves as well as their respective segment or function. The Committee reviewed each NEO’s qualitative goals and their alignment with enterprise-wide goals in early 2013. The payout range established for the qualitative goals for each NEO was:

Qualitative Goals—Payout Range
Threshold*	Target	Maximum
50%	100%	150%
* Performance below the threshold goal results in no payout.

The specific weightings between quantitative and qualitative performance metrics set for the NEOs are shown in the table below. For 2013, the weighting of the Enterprise CR component was increased relative to 2012 for Mr. Hendrick, Mr. Veghte and Ms. Street in order to increase the alignment of their Annual Incentive opportunity to the Enterprise results.
Performance Metric Weighting

Named Executive Officer	Quantitative Goal Weighting	Qualitative Goal Weighting
Michael McGavick	70% Enterprise CR	30%
Peter Porrino	70% Enterprise CR	30%
Gregory Hendrick	25% Enterprise CR + 45% Insurance Segment CR	30%
James Veghte	25% Enterprise CR + 45% Reinsurance Segment CR	30%
Sarah Street	25% Enterprise CR + 45% Investments	30%
(C) Award Determination. Before approving each NEO’s 2013 Annual Incentives, the Committee, together with Mr. McGavick, reviewed results against the quantitative and qualitative performance metrics and goals established and approved at the beginning of the year. In setting the quantitative factor for the Insurance segment, the Committee decided to use informed discretion to adjust the funding factor downward in order to reflect the slowing down of the quarter-to-quarter improvement of current year underwriting results. Insurance segment quantitative results impact the Enterprise as well, and as a result, the quantitative funding factors were lowered as follows:

Quantitative Performance Assessment
Business Segment	Unadjusted	Adjusted
Insurance	90.7%	85.7%
Reinsurance	130.0%	130.0%
Investments	156.8%	156.8%
Enterprise	104.8%	101.3%

Performance for Mr. McGavick, Chief Executive Officer
The following summarizes the Board’s assessment of Mr. McGavick’s performance against his established qualitative objectives:
Delivering on the 2013 Plan: The Company had good overall performance in 2013, with continued improvements in the Insurance segment and on-going strong performance of the Reinsurance segment, which produced the eighth consecutive year of attractive underwriting profits. Total underwriting profits for the Property and Casualty business were $451 million, the highest level since 2007. A larger number of underwriting units now generate profits and several new high-potential business units have been added, serving to continue the rounding out of our portfolio.
Strategy: Mr. McGavick is credited with leading the Company towards the longer term goal of achieving a more balanced portfolio of businesses with improved combined ratio performance, double digit ROE and greater shareholder returns. This has required a clear strategy that is well understood in every part of the Company and intense focus on the talent, culture and business fundamentals. The Company made progress towards these goals in 2013, as evidenced by the year-over-year improvement in many important metrics including overall P&C combined ratio of 92.5% versus 96.3% in 2012, Net Operating Return on Equity, ex-unrealized gains and losses, of 10.3%, up from 6.9% in 2012 and Total P&C Gross Premiums Written of $7.4 billion, up by over $240 million compared to 2012 and an increase for the fifth straight year.
People Development: Under Mr. McGavick’s leadership the Company has continued to attract outstanding talent who are leading businesses in the Insurance and Reinsurance segments or making significant contributions in corporate functions. There has been increased investment in talent through the establishment of XL University and creating more disciplined learning and development processes.
Culture and Communication: Throughout 2013, Mr. McGavick focused on ensuring better and broader communications to employees. This effort began early in the year with a comprehensive communications strategy and was well executed during the year through a variety of in-person, remote and multi-media formats. Mr. McGavick also ensured that the senior leader communications were aligned with enterprise messaging designed to strengthen employee engagement and continue positive progress towards intended cultural change. These efforts were reflected in the improved results in the employee engagement survey conducted in 2013 which showed best practice level of engagement and strong alignment between company strategy and individual contributions.
Based on Mr. McGavick’s performance against his qualitative goals for 2013, the Committee assigned a 100% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $3,027,300, as shown in the table below. The independent members of the Board ratified the Committee’s decision.
Performance for Mr. Porrino, Executive Vice President and Chief Financial Officer
Mr. Porrino continued to be a significant contributor to XL’s strategy and results in 2013 by providing valuable advice and counsel to the CEO, the Board and the Leadership Team on critical business and operational initiatives, including the structuring of the Stone Point joint venture. He also continued to strengthen XL’s finance function and capabilities. Highlights of his performance include the following:
Treasury: Successfully remarketed the syndicated facility and identified and executed on alternative sources of credit, significantly lowering XL’s cost of unsecured credit. Refinanced 2014 debt at attractive rates and reduced operating cash levels to historic lows as a result of active cash management and improved tools.
Investor Relations: Mr. Porrino has been proactive and direct in his communications with investors and analysts, leading to a clearer understanding of the Company’s business model, strategy and risks.
Tax: Successfully implemented a pilot project to assess all aspects of tax compliance including process, risk and control and cost along with a global tax accounting and compliance tool. In addition, executive talent within the function was enhanced.
Finance Functional Excellence: Under Mr. Porrino’s leadership, the Finance organization was restructured to better align to the ongoing needs of XL. A Target Operating Model (TOM) was implemented to enable Finance colleagues to focus on more value-add activities, improve end-to-end process management and increase flexibility to meet the changing needs of the business.
Enterprise Enablement (EE): Through this multi-year project, a large cross functional team is implementing new systems and processes, streamlining interfaces and information flows, providing more timely and accurate information, and eliminating much of the manual effort currently required to support XL’s financial processing. During 2013, new tools and systems were successfully implemented, providing the foundation for these improvements, with additional deliverables on track for implementation in 2014 and 2015.
Based on Mr. Porrino’s performance against his qualitative goals for 2013, Mr. McGavick recommended, and the Committee approved, a 105% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $921,500, as shown in the table below.
Performance for Mr. Hendrick, Executive Vice President and Chief Executive of Insurance Operations
2013 was a solid year for the Insurance segment and marked Mr. Hendrick’s second year as its leader. The segment turned the corner during 2013, producing its strongest accident year ex-catastrophe combined ratio, loss ratio and underwriting profit since 2007. Mr. Hendrick’s primary focus in 2013 was the execution and implementation of the plans created as part of Fresh Start, the prior year’s deep analysis of XLI’s businesses. All underwriting businesses and support functions are executing against the goals set as a result of this initiative, which has led to a clearer view of business profitability. Highlights of the qualitative accomplishments for Mr. Hendrick include:
Profitability & Analytics: Mr. Hendrick drove improvement in the level of discipline and analytics used to manage the Insurance segment with the delivery of new predictive models, a Cat portfolio scorecard and significant advances in rate adequacy reporting. The segment exceeded plan for rate and retention with continuing favorable trends in most lines and took local level actions to improve results through increased underwriter productivity and diligent cost management.
New Initiatives: The build-out of new capabilities via several products was completed, including Political Violence, Kidnap & Ransom, US Recreational Marine and Trade Receivables. Significant growth was achieved in a number of existing businesses including North American Property and Risk Management while Construction expanded geographically into Mexico, Russia, and France. As a group these new businesses are meeting or exceeding 2013 expectations and are well positioned to continue to deliver on prudent growth targets.
Talent Management: The Insurance leadership team was strengthened across the segment through the addition of talent from both outside and inside the company including leadership changes in Global Claims, Crisis Management, Marine & Offshore Energy, Environmental, Aerospace, and International Professional. Core underwriting capabilities grew with an 8% increase in the number of total underwriters, while voluntary turnover of experienced underwriters was well below industry norms.
In 2013, Mr. Hendrick met all of his qualitative goals, but in consideration of slowing improvement in accident year results in the second half of the year, Mr. McGavick determined his qualitative performance to be slightly below target. Mr. McGavick recommended, and the Committee approved, a 95% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $808,500, as shown in the table below.
Performance for Mr. Veghte, Executive Vice President and Chief Executive of Reinsurance Operations
2013 was an excellent financial year for Reinsurance and the eighth consecutive year of underwriting profits for Mr. Veghte and his team. Reinsurance finished the year with a combined ratio of 81.4% and produced an underwriting profit of $325 million, exceeding plan by $100 million. Qualitative accomplishments for Mr. Veghte include the following:
Business Development: New Ocean Capital Management was launched, formed with XL and funds managed by Stone Point Capital, and will focus on providing insurance-linked securities (ILS) and other insurance and reinsurance capital markets products to third party investors.
Operational Excellence: A strategic review of Asia Pacific operations was completed as a supplement to Fresh Start work initiated in 2012 and as a result, immediate steps were taken that include a reorganization of underwriting units and the hiring of a Chief Underwriting Officer, the expansion of Facultative capabilities, the establishment of a representative capability in XLI’s Shanghai office and the establishment of a committee to screen minority investment and joint venture opportunities. A post-Fresh Start monitoring system also was implemented to measure each business against growth, profit and operational objectives and enable early detection of issues and opportunities.
Technology: The integration of Destiny, XLeRate and Xcat has progressed well and is designed to fully integrate pricing, portfolio optimization and administration systems, while developing a framework to overhaul XLeRate, a web based pricing system.
Talent Management: XL Re Latin America was merged into the newly expanded XL Re International business, creating synergies among the business units, principally in sharing underwriting and actuarial resources as well as expanding the responsibilities of two key leaders and creating a more dynamic succession environment across the Business Group.
Based on Mr. Veghte’s performance against his qualitative goals for 2013, Mr. McGavick recommended, and the Committee approved, a 110% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $1,063,000, as shown in the table below.

Performance for Ms. Street, Executive Vice President and Chief Investment Officer
In 2013 Ms. Street and her Investment Group had another excellent year and exceeded target performance for each of their qualitative performance measures. Ms. Street also delivered on a number of key initiatives that have led to increased efficiency and improved investment execution capabilities. In addition to managing the Investments Group, Ms. Street remained personally involved in several enterprise initiatives. Highlights of Ms. Street’s qualitative accomplishments include the following:
Investment Initiatives: Ms. Street and her team led the smooth transitions of core Fixed Income Manager and completed the development of derivatives capability for managing interest rate risk. The successful implementation of the derivatives overlay strategy enabled the team to adjust duration more quickly, achieving greater profitability from duration lengthening and curve positioning in the second and third quarter.
She and her team also managed the successful transition of Strategic Asset Allocation (SAA) to an in-house process which enabled full integration with the Capital Management Program and implemented enhanced credit and other economic risk modeling to support stress testing, SAA and enterprise-wide credit risk measurement.
Enterprise Initiatives: Ms. Street was a valued partner to other members of the Leadership Team and provided advice and counsel on several initiatives including the establishment of New Ocean Capital Management, the debt refinancing, and the on-going implementation of the Playbook tool.
Re-engineering Initiatives: A new Investments Reporting and Information System (IRIS), the Cognos reporting tool, was implemented and is a transformative step for the group to automated and online reporting. Standard data classifications were implemented across all areas of the function and related systems, enhancing data quality, improving efficiency and eliminating manual intervention.
Systems: Supported Finance in the successful SS&C upgrade, our Investments Portfolio Accounting platform that improved system performance such as month-end roll processing and report generation.
Based on Ms. Street’s performance against her qualitative goals for 2013, Mr. McGavick recommended, and the Committee approved, a 104% performance factor to be applied to the qualitative component of her Annual Incentive, providing her with a total Annual Incentive of $1,715,500, as shown in the table below.

The table below summarizes the actual quantitative and qualitative results as well as the actual Annual Incentive awards approved by the Committee for performance achieved in 2013:
Determination of Annual Incentive Awards

Goals	Weight	Actual Result	Performance Factor	Qualitative Component Performance Factor (30% Weight)	Combined Performance Factor	Actual 2013 Annual Incentive Award
Quantitative Metrics (70% Weight)						
Michael McGavick						
Enterprise CR	**70.0%**	92.5%	**101.3%**	**100.0%**	**100.9%**	**$ 3,027,300**
Peter Porrino						
Enterprise CR	**70.0%**	92.5%	**101.3%**	**105.0%**	**102.4%**	**$ 921,500**
Gregory Hendrick						
Enterprise CR	25.0%	92.5%	101.3%			
Insurance CR	45.0%	97.1%	85.7%			
	70.0%		**91.2%**	**95.0%**	**92.4%**	**$ 808,500**
James Veghte						
Enterprise CR	25.0%	92.5%	101.3%			
Reinsurance CR	45.0%	81.4%	130.0%			
	70.0%		**119.7%**	**110.0%**	**116.8%**	**$ 1,063,000**
Sarah Street						
Enterprise CR	25.0%	92.5%	101.3%			
NII Budget & Affiliate Income	13.5%	$1.13	150.0%			
P&C Portfolio vs. Benchmark	27.0%	70.0	154.8%			
Life Portfolio vs. Benchmark	4.5%	52.0	189.3%			
	70.0%		**137.0%**	**104.0%**	**127.1%**	**$ 1,715,500**

4.3 Long-Term Incentive Programs
We provide annual long-term incentive awards to NEOs in order to:

•	Focus the NEOs’ attention on specific long-term financial operating objectives that are designed to achieve our long-term business strategy;

•	Reinforce the impact of making sustainable, long-term decisions that are instrumental to our future growth and profitability;

•	Align the executives’ interests with shareholders by incentivizing the creation of shareholder value through stock price appreciation; and

•	Retain NEOs by providing a meaningful equity stake that is subject to vesting and performance requirements.
(A) The 2013 Long-term Incentive Program (“2013 LTIP”). The 2013 LTIP consisted of non-qualified stock options and performance units. For each NEO, 50% of the award was in the form of stock options, and 50% in performance units. For calculating the number of stock options and performance units granted, the Committee used the average market price over the 15 business days prior to the grant date to reduce the impact of volatility from fluctuations in our share price. The Black-Scholes model was used for valuing stock options. In determining the aggregate value of the long-term incentive award opportunity for each NEO shown in the table below, the Committee considered the following:

•	The scope of each NEO’s role in relation to our short and long-term business strategy;

•	An analysis of the relevant market data from our 2013 compensation peer group; and

•	The importance of retaining and motivating the NEO.

Named Executive Officer	2013 Long-term Incentive Award Opportunity	Stock Options (50%)	Performance Units (50%)
Michael McGavick	$6,250,000	$3,125,000	$3,125,000
Peter Porrino	$1,800,000	$900,000	$900,000
Gregory Hendrick	$1,825,000	$912,500	$912,500
James Veghte	$1,940,000	$970,000	$970,000
Sarah Street	$1,350,000	$675,000	$675,000
On February 28, 2013, the Committee granted stock option awards to our NEOs with a strike price of $28.64 (the closing price of ordinary shares on the date of grant). The stock options vest ratably over a three-year period, with one-third of the award vesting on each anniversary of the grant date.
The Committee also granted performance units to all NEOs on this date. Performance units will pay out based upon the achievement of financial performance goals over the three-year performance period beginning on January 1, 2013 and ending on December 31, 2015. The table below provides the performance metrics and weightings for the 2013 performance units:
2013 Performance Units—Performance Metrics

Performance Metric	Weight	2013 Performance Unit Payout Range
		Threshold*	Target	Maximum
Improvement in Price-to-Book (Relative)	50%	50% (at 25th percentile performance)	100% (at 60th percentile performance)	200% (at 90th percentile performance)
Operating ROE (Absolute)	50%	50%	100%	200%
* Performance below threshold results in no payout.
(i) Relative Price-to-Book Performance Metric. We use a relative improvement in price-to-book metric because it reflects our progress in improving the quality of our earnings and the value of our assets. As we have ranked in the bottom quartile during the last few years, this measure and our goals challenge us to improve our ranking. For the 2013 performance unit program, our rank in change in price-to-book performance will be measured relative to a peer group of companies that includes our 2013 Compensation Peer Group plus five additional companies: Allianz SE, American International Group, Swiss Re Insurance Company, Ltd., SCOR SE, and Validus Holdings, Ltd. (“2013 Performance Peer Group”). This group was chosen to more closely reflect our global business competitors. For performance unit awards granted prior to 2013, the property and casualty insurance, reinsurance and multi-line companies from the Morgan Stanley Capital International World Insurance (“MSCI”) Index that are listed on U.S. exchanges (including via American Depository Receipts) were used for measuring relative price to book performance.
At the end of the three-year performance period (December 31, 2015), our change in price-to-book performance will be ranked against the 2013 Performance Peer Group. In calculating our relative change in price-to-book performance as well as that for each peer company, “market value (traded issues)” or “price” will be the average closing trading price of an ordinary share of our stock traded on the NYSE over the quarter ending on December 31, 2015, multiplied by the number of shares outstanding as of the last day of that calendar quarter. Book equity (also referred to as “ordinary shareholders’ equity”) will be based on the U.S. generally accepted accounting principles (“GAAP”) definition of shareholders’ equity as shown on our balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. Ordinary shareholders’ equity at the end of the performance period will be based on the most recent calendar quarter for which data is available.

(ii) Operating Return on Equity Performance Metric. At the end of each year in the three-year performance period (December 31, 2013, 2014 and 2015) the performance factor associated with our Operating Return on Equity (“ROE”) goal will be determined, and following the end of the three-year performance period, we will calculate the 3-year average of the performance factors to determine the final percentage payout, if any. Operating ROE is defined as operating income for the year divided by ordinary shareholders’ equity. Operating income is net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives and foreign exchange gains (losses), net of tax. Ordinary shareholders’ equity is defined as the average of “opening equity” and “closing equity” for each year during the three-year performance period.
The Committee set the Operating ROE threshold, target and maximum goals in February 2013 by calibrating the potential payouts to our 2013 financial plan. To achieve target ROE under this plan, we would have to improve upon the ROE achieved for 2012 and 2011. The ROE goals motivate the effective, profitable and prudent use of capital within our framework for managing compensation risk, based on what our shareholders would consider to be a successful return on that capital. The specific Operating ROE goals at threshold, target and maximum for the 2013 performance units will be disclosed at the end of the three-year performance period.
(B) Other In-Cycle Long-Term Incentive Programs.
(i) 2012 Performance Units. The Committee granted performance units in February 2012 to each of the NEOs. Contingent upon pre-established ROE and relative price-to-book goals, the performance units will pay out following the conclusion of the three-year performance period ending December 31, 2014.
(ii) The 2012 Reinsurance Supplemental Long-Term Cash Incentive Compensation Plan. Mr. Veghte is a participant in the XL Group plc Reinsurance Supplemental Long Term Cash Incentive Compensation Plan (the “Reinsurance Supplemental LTIP”), which was adopted by the Committee in April 2012 to focus key reinsurance business leaders on the results and growth of the Reinsurance segment. The Reinsurance Supplemental LTIP is designed to motivate exceptional profitable revenue growth well above current plan levels and historical levels, while maintaining controls designed to ensure prudent risk-taking. The plan also provides retention in a highly competitive market for executive talent.
Under the Reinsurance Supplemental LTIP, Mr. Veghte is eligible to receive payment of a cash award depending upon the achievement of (i) a specified compound annual growth rate in net premiums written for our Reinsurance segment, relative to an industry peer group, for the four-year performance period beginning January 1, 2012, and (ii) a specified cumulative combined ratio for our Reinsurance segment for the four accident years in the performance period. The performance goals established by the Committee are very challenging, requiring profitable growth above the segment’s historical levels. For example, based on the results from the four accident years immediately prior to the plan being implemented (2008 to 2011), the estimated payout under the Reinsurance Supplemental LTIP would have been $0.
Payout of Mr. Veghte’s award, if any, is to be made in installments following the performance period and is subject to his continued employment through February 15, 2016. Fifty percent of the award is payable on or after February 15, 2016, 25% of the award is payable on or after January 1, 2017 and 25% of the award is payable on or after October 1, 2017. In the case of the second and third installments, the award will be adjusted by recalculating the combined ratio for the accident years in the performance period to reflect subsequent reserve development through the end of the calendar quarter preceding such payment date. Special provisions apply in the event of termination of employment prior to February 15, 2016, or in the event of a change in control. If Mr. Veghte had terminated employment on or prior to December 31, 2013, including after a change in control, he would have received no payout under the Reinsurance Supplemental LTIP. See “Potential Payments Upon Termination or Change in Control.”
(iii) Payout of the 2011 Performance Units. Performance units were granted in February 2011 to Messrs. McGavick, Hendrick, Veghte and Ms. Street that converted into a number of ordinary shares based on our performance at the conclusion of the three-year performance period ending December 31, 2013. Mr. Porrino was hired in August of 2011 and did not receive 2011 performance units. The performance metrics were pre-established operating ROE and relative price-to-book goals, each of which was weighted 50%.
As shown below, the relative price-to-book threshold goal was not achieved, as we had a 6th percentile ranking as of December 31, 2013 relative to the peer group, which was below the 25th percentile. The operating ROE goals and achievement against the goals are also shown below:
2011 Performance Units—Performance Metrics and Results

Performance Metric	Weight	2011 Performance Unit Payout Range			Results Attained	Payout Factor
		Threshold (50%)	Target (100%)	Maximum (200%)
Price-to-Book Ranking (Relative)	50%	25th percentile performance	50th percentile performance	75th percentile performance	6th percentile performance	0%
Operating ROE (Absolute)	50%	5.0%	7.5%	17.5%	2011 - 0.9% 2012 - 6.2% 2013 - 9.2%	2011 - 0.0% 2012 - 74.0% 2013 - 117.0% Average - 63.7%
Overall Result	100%					31.8%

Based on the performance factors set forth above, the following amounts of ordinary shares were paid out in March 2014 to each of the NEOs:

Named Executive Officer	2011 Performance Units Granted	Payout Factor	2011 Performance Shares Earned
Michael McGavick	128,480	31.8%	40,856
Gregory Hendrick	21,414	31.8%	6,809
James Veghte	47,110	31.8%	14,980
Sarah Street	25,696	31.8%	8,171
(iv) 2007 and 2008 Performance Restricted Shares. In 2007 and 2008, the Committee granted performance-based restricted shares to several current NEOs. These restricted shares were scheduled to vest ratably over four years, with one quarter of each grant vesting on the first, second, third and fourth year anniversaries of their respective grant dates (the “scheduled vesting date”) contingent on achieving an operating ROE threshold of 10% or more for the calendar year prior to the scheduled vesting date.
When a tranche of shares did not vest on a scheduled vesting date, the shares rolled forward and remained unvested until the next anniversary of the grant date—referred to as a “subsequent vesting date.” Vesting for a subsequent vesting date is contingent on the ROE for the then current year and the prior year(s) that the restricted shares failed to vest equaling or exceeding 10% per annum, compounded annually. This test will be repeated each year, with no more than the prior three calendar years used for averaging the ROE look back period, until the tenth anniversary of the grant date is attained. If the performance restricted shares have not achieved the ROE threshold necessary to vest by the tenth anniversary of grant, they will vest on that date, subject to continued employment.

For the 2007 award, three of the four tranches vested upon attaining the 10% ROE performance threshold for fiscal years 2007, 2008 and 2009, with the fourth tranche remaining unvested since the required performance threshold has not been attained. For the 2008 award, two of the four tranches vested upon attaining the ROE performance threshold for fiscal years 2008 and 2009, with the third and fourth tranches remaining unvested. Based on our 3-year average operating ROE results for fiscal years 2011 through 2013, the remaining unvested tranches of the 2007 and 2008 performance restricted shares did not vest in 2013.

4.4 Supplemental Benefits
The Company, through its subsidiary, X.L. America, Inc., provides a supplemental, non-qualified deferred compensation plan (the “NQDC Plan”) in which executives, including NEOs, are eligible to defer up to 50% of their base salaries and 100% of their Annual Incentives that exceed tax law annual compensation limits for qualified, defined contribution plans, such as our 401(k) plan. The NQDC plan provides a matching contribution with respect to the first 5% of employee elective deferrals. Additional details about the benefits provided to those NEOs who contributed under the NQDC Plan can be found under “Non-Qualified Deferred Compensation” below.
4.5 Perquisites
The Company believes it is necessary to offer limited perquisites to remain competitive in attracting and retaining key executive talent in the various local markets in which we operate but limits perquisites to those that are business related.
Although health and welfare benefits are provided to all our eligible employees, NEOs are offered a comprehensive health screening as an additional benefit. We also provide select benefits to equalize executives for local differences in benefit plan eligibility, taxation, and/or living expenses if an executive is required to work outside his or her home country. These include housing subsidies to non-Bermudian employees working in Bermuda. Because we require Mr. McGavick to travel to Bermuda frequently for business reasons, we previously provided him with a housing allowance to support the cost of maintaining a second residence in Bermuda. However this allowance was discontinued in 2013.
We do not permit the personal use of Company aircraft by any employee, including NEOs. The Company on occasion provides transportation on Company aircraft for Mr. McGavick’s spouse or other immediate family members when they accompany him on business trips. On February 22, 2011, Mr. McGavick entered into a time share agreement with the Company so that he may reimburse the Company for the cost of his immediate family member’s transportation on Company aircraft when they accompany him on trips for business purposes. The amount of reimbursement is determined using the greater of (a) the standard industry fare level valuation used to impute income for tax purposes, or (b) the incremental cost to the Company of such use, in either case in accordance with Federal Aviation Administration regulations.
More detail about the perquisites provided to our NEOs is included in the tables and accompanying notes below.

5.     NEO Employment Agreements
Each of our NEOs except Mr. Hendrick has an employment agreement with the Company.  The employment agreements for Messrs. McGavick, Porrino and Veghte and Ms. Street provide for severance benefits following an involuntary or constructive termination of employment, both before and after a change of control, which we continue to believe allow for the orderly transition of responsibilities and are in the best interests of shareholders. The agreements also contain restrictive covenants that are valuable to the Company and are designed to protect our business interests, such as non-competition and non-solicitation covenants. The cash severance benefits provided following a change in control are structured to be “double trigger”. This means payments are conditioned on an involuntary or constructive termination of the executive’s employment occurring following a change in control. We believe that the severance benefits provided in these agreements are reasonable and consistent with competitive practice for executives in similar positions at companies of similar size and complexity. In April 2013, Mr. McGavick amended his employment agreement to reduce any payments or benefits payable to him upon termination to avoid any excess parachute payment. Mr. Porrino’s employment agreement will expire in August 2014.

In October 2011, Mr. Hendrick entered into a letter agreement that provides for certain benefits in the event of his termination under various scenarios. This agreement expires in October 2014.
The terms and conditions of these agreements are described under “Potential Payments Upon Termination or Change in Control.”

6. Role of the Committee and Independent Advisor in Setting Executive Pay
The Committee oversees the Company’s compensation and benefits programs generally, and approves the compensation for all executive officers. In addition, Mr. McGavick’s compensation is ratified by the independent members of the Board upon the recommendation of the Committee. See “Corporate Governance” for a detailed description of the Committee’s role in setting executive compensation. The Committee retained Meridian during 2013 as its independent compensation consultant. Meridian provides services relating to executive and director compensation, including:

•	competitive market analyses, including pay and performance studies, board of director pay studies and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation or benefit programs, if desired or needed; and

•	attendance at selected Committee and Board meetings.
The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the sole authority to retain and terminate Meridian or any other consultant and the Committee evaluates the consultant’s performance periodically. The Company’s management has not used, and would not use, Meridian for any purpose other than to provide services to our Board relating to executive and director compensation during any period when Meridian is serving as the Board and the Committee’s independent compensation consultant.

7. Role of the Chief Executive Officer in Setting Executive Pay
Mr. McGavick is responsible for providing compensation recommendations to the Committee for all executive officers other than himself, as well as recommendations for the cash incentive pools and the long-term incentive pools for all non-executive employees. He does not make recommendations regarding his own compensation but does discuss with the Committee his qualitative goals prior to such goals being set. The Committee and Mr. McGavick together discussed the performance of each of the other NEOs against his or her specific goals for 2013, including the results for their respective business segment or functional area. Mr. McGavick also provided the Committee details about financial and operating results and reviewed those results relative to market conditions and the performance of our peers generally in the global insurance and reinsurance market. This information was considered in making all compensation decisions for his direct reports.

8. Executive Share Ownership
The Committee encourages the long-term ownership of XL Group shares by all employees, including its executive officers. Accordingly, it has established share ownership requirements for the NEOs as well as retention requirements that prohibit the sale of shares underlying recently vested equity awards (together, the “Share Ownership Rules”). These rules are designed to align the executive’s long-term financial interests with those of our shareholders.

XL Group officers covered by the Share Ownership Rules, including the NEOs, are prohibited from selling shares unless they have met the applicable share ownership requirements. These requirements specify that the value of the equity owned by the NEO, based on the stock price at the time, meets or exceeds a multiple of their base salary as follows:

CEO	6x base salary
Other NEOs	3x base salary
Shares counting towards the ownership requirement include shares beneficially owned as well as restricted stock units, restricted stock awards and vested “in-the-money” stock options.
In addition to the share ownership requirements, share retention requirements compel each NEO to retain 100% of each grant made on or after February 28, 2010 for one year after the date of vesting (net of applicable taxes), regardless of whether the NEO satisfies the share ownership requirement. Because our share ownership rules contain both a prohibition against sale until the full level of share ownership has been met, and a “retain and hold” feature, they are robust as compared to the share ownership rules of the companies within our compensation peer group.
As of December 31, 2013, all NEOs exceeded their share ownership requirements and are in compliance with the share retention requirements.

9. Policies on Hedging or Pledging of Company Securities
Our Code of Conduct and related Code Supplement prohibit directors and NEOs, as well as other employees, from engaging in any form of hedging activity related to their ownership of XL Group securities, including, but not limited to, using short sales or put and call transactions. In addition, our policies restrict the pledging of XL securities, which may be conducted only in cases of financial hardship or other extenuating circumstances with the prior written consent of the General Counsel.

10. Clawback Provisions
Under our clawback policy, executives, including NEOs, may have to repay some or all of any cash or equity incentive received from a grant if: (a) we must re-state our financial statements due to material non-compliance with financial reporting requirements, and (b) we have determined that the material non-compliance causing the restatement was the result of the award recipient’s willful misconduct. The requirement to repay applies to any amounts granted, vested, obtained as the result of exercise or otherwise paid out during the 12 months following the date the financial statements subject to the restatement were filed with the SEC. Under the policy, the Board also may cancel the award recipient’s unvested equity or other unpaid incentive compensation and may cancel his or her vested but unexercised stock options in this situation. These clawback features apply to cash or equity incentive awards in addition to any compensation subject to the clawback provision in the Sarbanes-Oxley Act of 2002, which remains in effect.

11. Section 162(m)
Section 162(m) of the Code generally limits the deductibility of non-performance based annual compensation in excess of $1 million paid to Mr. McGavick and the three other most highly compensated executive officers (other than Mr. Porrino, our CFO). This limit on deductibility will apply only to the compensation paid to executive officers who are employed by our subsidiaries that are subject to U.S. income tax. The Committee may consider tax deductibility as a factor in designing incentive compensation programs. However, to maintain flexibility, the Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

Management Development and Compensation Committee

Herbert Haag, Chairman
Ramani Ayer
Eugene McQuade
Clayton Rose

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation provided for 2013, 2012 and 2011 to persons serving as CEO and CFO during 2013, along with our next three most highly compensated executive officers in 2013 (collectively, the “NEOs”):

Name and Principal Position	Year	Salary	Bonus($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)

			(1)	(2) (3)	(2)	(4)	(5)	(6)
Michael	2013	$1,187,500	$—	$2,946,078	$3,125,006	$3,027,300	$—	$325,823	$10,611,707
McGavick, Chief	2012	$1,000,000	$—	$2,810,783	$3,070,727	$2,081,400	$—	$485,557	$9,448,467
Executive	2011	$1,000,000	$600,000	$2,843,262	$3,020,653	$683,334	$—	$788,816	$8,936,065
Officer
Peter Porrino,	2013	$675,000	$—	$848,475	$900,003	$921,500	$—	$138,511	$3,483,489
Executive Vice	2012	$600,000	$—	$890,094	$972,403	$909,500	$—	$76,797	$3,448,794
President, Chief	2011	$206,923	$308,220	$1,500,010	$—	$—	$—	$12,912	$2,028,065
Financial Officer
Gregory	2013	$675,000	$—	$860,274	$912,504	$808,500	$—	$142,452	$3,398,730
Hendrick	2012	$600,000	$—	$936,941	$1,023,578	$748,000	$—	$254,370	$3,562,889
Executive Vice
President, Chief
Executive of
Insurance
Operations
James Veghte,	2013	$675,000	$—	$914,463	$970,000	$1,063,000	$—	$167,605	$3,790,068
Executive Vice	2012	$600,000	$—	$1,030,633	$1,125,937	$847,000	$—	$245,610	$3,849,180
President, Chief	2011	$600,000	$537,000	$1,042,544	$1,107,575	$341,668	$—	$372,921	$4,001,708
Executive of
Reinsurance
Operations
Sarah Street,	2013	$487,500	$—	$636,363	$675,006	$1,715,500	$—	$202,671	$3,717,040
Executive Vice	2012	$450,000	$—	$655,864	$716,510	$1,456,500	$—	$194,856	$3,473,730
President, Chief	2011	$450,000	$1,190,700	$568,652	$604,135	$153,750	$—	$221,950	$3,189,187
Investment
Officer
____________

(1)
Represents the annual bonus awarded to each NEO under the 2011 annual incentive programs, except for Mr. Porrino, whose 2011 bonus was payable pursuant to the terms of his employment agreement. 2012 and 2013 Annual Incentives are reported under “Non-Equity Incentive Plan Compensation; see footnote (4) hereto.

(2)
Includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), for stock awards and option awards granted in each respective year. See Note 18 (d and e) of the consolidated financial statements in the Company’s Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. Of note, the grant date fair value of each performance unit for accounting purposes reflects a discount because the performance units do not have dividend rights. However, the Compensation Committee does not use such discount in determining the number of performance units granted. Therefore, this value varies from the value of the award approved by the Compensation Committee and disclosed in the Compensation Discussion and Analysis. The amounts shown do not correspond to the actual value that might be realized by each NEO.

(3)
Includes the grant date fair values of performance units based upon the target number of awards issued at their grant date fair value computed in accordance with ASC 718. The grant date fair values for the 2013 awards assuming the highest level of performance will be achieved are as follows: for Mr. McGavick, $5,892,156; for Mr. Porrino, $1,696,950; for Mr. Hendrick, $1,720,548; for Mr. Veghte, $1,828,926; and for Ms. Street, $1,272,726.

(4)	Represents the Annual Incentives paid to each NEO under the 2012 and 2013 annual incentive program and, for 2011, amounts earned under the 2009 LTIP paid in 2011.

(5)	The Company does not pay above-market rates for amounts deferred under the Non-Qualified Deferred Compensation Plan.

(6)	All Other Compensation includes:

Other Annual Compensation from the Summary Compensation Table

	Housing Allowance	Financial Counseling and Tax Preparation	Retirement Plan Contribution

				All Other
Name	(1)		(2)	(3)
Michael McGavick	$49,000	$—	$276,823	$—
Peter Porrino	$—	$—	$138,511	$—
Gregory Hendrick	$—	$12,992	$125,110	$4,350
James Veghte	$—	$13,084	$140,650	$13,871
Sarah Street	$—	$13,020	$185,301	$4,350

(1)
Mr. McGavick was previously provided a housing allowance to support the cost of maintaining a second residence in Bermuda because we required him to travel there frequently for business. The housing allowance was discontinued during 2013.

(2)
Represents employer contributions to both qualified and non-qualified defined contribution plans. For additional information relating to contributions to non-qualified defined contribution plans, see “Non-Qualified Deferred Compensation” below.

(3)
Represents payments for medical examination and business-related travel of NEOs’ immediate family members, if any, which may include travel on company aircraft when accompanying the NEO on a business trip. During 2013 there was no incremental cost to us associated with such travel on company aircraft. We do not permit personal use of company aircraft by our directors, officers or other employees.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

								All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards								Exercise of Base Price of Option Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards

	Grant Date	(1)			(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	(3)
Michael McGavick	02/21/2013	1,500,000	3,000,000	5,550,000	—	—	—	—	—	—	—
	02/28/2013	—	—	—	—	—	—	—	374,701	28.64	3,125,006
	02/28/2013	—	—	—	54,557	109,114	218,228	—	—	—	2,946,078
Peter Porrino	02/21/2013	450,000	900,000	1,665,000	—	—	—	—	—	—	—
	02/28/2013	—	—	—	—	—	—	—	107,914	28.64	900,003
	02/28/2013	—	—	—	15,713	31,425	62,850	—	—	—	848,475
Gregory Hendrick	02/21/2013	437,500	875,000	1,618,750	—	—	—	—	—	—	—
	02/28/2013	—	—	—	—	—	—	—	109,413	28.64	912,504
	02/28/2013	—	—	—	15,931	31,862	63,724	—	—	—	860,274
James Veghte	02/21/2013	455,000	910,000	1,683,500	—	—	—	—	—	—	—
	02/28/2013	—	—	—	—	—	—	—	116,307	28.64	970,000
	02/28/2013	—	—	—	16,935	33,869	67,738	—	—	—	914,463
Sarah Street	02/21/2013	675,000	1,350,000	2,406,375	—	—	—	—	—	—	—
	02/28/2013	—	—	—	—	—	—	—	80,936	28.64	675,006
	02/28/2013	—	—	—	11,785	23,569	47,138	—	—	—	636,363

__________

(1)
Amounts reflect the potential payouts under the 2013 Annual Incentive plan, as described in “Executive Compensation–Compensation Discussion and Analysis.” The actual Annual Incentive award amounts paid to NEOs for 2013 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Threshold amount represents share payout for meeting ROE performance goal thresholds for each year of the three-year performance cycle and for meeting the threshold goal for price-to-book at the end of the three-year performance period for the performance units granted to each NEO under the 2013 LTIP. See “Executive Compensation–Compensation Discussion and Analysis–4. Executive Compensation Components–4.3 Long-Term Incentive Programs.”

(3)
Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 18 (d and e) of the consolidated financial statements in our Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. Of note, the grant date fair value of each performance unit for accounting purposes, but not for purposes of determining awards granted by the Compensation Committee, reflects a discount because the performance units do not have dividend rights. Therefore, this value varies from the value of the award approved by the Compensation Committee and disclosed in the Compensation Discussion and Analysis. In addition, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further information.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Compensation Components

Refer to “Executive Compensation—Compensation Discussion and Analysis,” above, for information relating to our allocation of pay among the various executive compensation components.

Equity Award Vesting Details

Stock options awarded to executive officers in 2013 and in prior years have a 10-year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards, except for the August 2008 option awards granted to Mr. Veghte and Ms. Street. See “Outstanding Equity Awards at Fiscal Year End.”

In February 2013, the Compensation Committee awarded each NEO performance units under the 2013 LTIP, as set forth in the table above. The shares underlying the performance units awarded to NEOs under the 2013 LTIP vest and pay out contingent on the achievement of the performance metrics established by the Compensation Committee at the end of the three-year performance period (ending December 31, 2015), as previously described in “Executive Compensation – Compensation Discussion and Analysis – 4. Executive Compensation Components – 4.3 Long-Term Incentive Awards – (C) – The 2013 Long-Term Incentive Programs.”

The Compensation Committee reserves the right to grant stock awards to NEOs without performance criteria attached to the awards to facilitate retention or to recognize exceptional performance, although it has not done so in the recent past.

Equity awards granted on or after January 1, 2007 to NEOs whose employment is terminated for reasons of death or disability, or, with respect to awards granted in 2007, 2008 and 2009, due to job elimination or reductions in force, or otherwise without cause with respect to awards granted in 2010 through 2013, may fully or partially vest on the date of termination depending upon the award type. See “Potential Payments Upon Termination or Change in Control” below. However, in the case of voluntary terminations, or involuntary terminations with or without cause, vested option awards or portions thereof may expire earlier than the original 10-year term. In addition, with respect to awards granted prior to July 2011, any executive whose employment terminates for any reason, voluntarily or involuntarily (other than for “Cause” as defined in the applicable award agreement), whose combined age and number of years of service with us is equal to or greater than 65, and who is age 55 or older at the time of termination, may (upon approval by the Compensation Committee in its sole discretion) be eligible to receive “retirement treatment” with respect to any unvested equity awards. Retirement treatment may include accelerated vesting of equity and, in the case of stock options, extended exercisability periods (but not accelerated vesting for awards granted after 2010). In July 2011, the Compensation Committee redefined eligibility for “retirement treatment” by adding an additional requirement that executives must have attained at least five years of service. This additional requirement only applies to equity awards granted after July 2011, unless other terms are approved by the Compensation Committee.

Retirement treatment for equity awards consists of:

•	Continued vesting of all stock options, which will remain exercisable until the end of their original terms, and accelerated vesting of options granted prior to 2011; and

•
In general, accelerated vesting (the lapse of time and/or performance vesting restrictions) of all restricted shares, continued vesting of restricted stock units, and pro-rated vesting of performance units with the payout made in shares contingent upon achievement of established performance goals.

Equity awards granted to executives prior to January 1, 2007 are subject to “retirement treatment” automatically once the executive’s combined age and years of service equals or exceeds 65, without approval of the Compensation Committee and without the requirement that the executive be age 55 or older at the time of termination. Currently,

Mr. Veghte and Mr. Hendrick are eligible to be considered for automatic retirement treatment; no other NEOs are eligible to be considered for retirement treatment for any awards under the current or former rule. Because all of Mr. Veghte’s and Mr. Hendrick’s pre-2007 equity awards are fully vested, the only effect of retirement treatment would be that any vested options granted to them prior to January 1, 2007 would remain exercisable until the end of their original terms.

Recipients of restricted stock awards generally have the same rights and privileges as shareholders, whether the stock award is vested or unvested, including the right to receive dividends at the same rate as our ordinary shares and the right to vote. Recipients of restricted stock units do not have voting rights and are eligible to receive “dividend equivalent rights” (not actual dividends). Performance units granted under the 2013, 2012 and 2011 LTIPs do not provide for any of these rights. All awards described above have been granted under the 1991 Performance Incentive Program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information about the exercisable and unexercisable unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

		Option Awards (1)(2)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael McGavick	05/02/2008	125,000	—	—	$37.78	05/02/2018	05/02/2008	16,000	$509,440
	02/27/2009	437,500	—		$3.31	02/27/2019	02/28/2011			128,480	$4,090,803
	02/28/2010	332,964	—		$18.27	02/28/2020	02/28/2012			145,561	$4,634,662
	02/28/2011	205,128	102,565		$23.35	02/28/2021	02/28/2013			109,114	$3,474,190
	02/28/2012	134,408	268,818		$20.61	02/28/2022
	02/28/2013	—	374,701		$28.64	02/28/2023
Peter Porrino	02/28/2012	42,563	85,126	—	$20.61	02/28/2022	08/29/2011	48,544	$1,545,641
	02/28/2013	—	107,914		$28.64	02/28/2023	02/28/2012			46,095	$1,467,665
							02/28/2013			31,425	$1,000,572
Gregory Hendrick	03/05/2004	20,000	—	—	$77.10	03/05/2014	03/10/2007	1,250	$39,800
	03/04/2005	15,000	—		$75.48	03/04/2015	02/28/2008	5,312	$169,134
	02/21/2008	35,000	—		$36.90	02/21/2018	02/28/2011			21,414	$681,822
	08/11/2008	40,000	—		$19.62	08/11/2018	02/28/2012			48,521	$1,544,909
	02/28/2011	34,188	17,095		$23.35	02/28/2021	02/28/2013			31,862	$1,014,486
	02/28/2012	44,803	89,606		$20.61	02/28/2022
	02/28/2013	—	109,413		$28.64	02/28/2023
James Veghte	01/12/2004	20,000	—	—	$78.02	01/12/2014	03/10/2007	2,000	$63,680
	03/05/2004	25,000	—		$77.10	03/05/2014	02/28/2008	6,250	$199,000
	03/04/2005	30,000	—		$75.48	03/04/2015	02/28/2011			47,110	$1,499,982
	02/21/2008	77,500	—		$36.90	02/21/2018	02/28/2012			53,373	$1,699,396
	08/11/2008	100,000	—		$19.62	08/11/2018	02/28/2013			33,869	$1,078,389
	02/28/2010	122,087	—		$18.27	02/28/2020
	02/28/2011	75,214	37,607		$23.35	02/28/2021
	02/28/2012	49,283	98,567		$20.61	02/28/2022
	02/28/2013	—	116,307		$28.64	02/28/2023
Sarah Street	03/05/2004	20,000	—	—	$77.10	03/05/2014	03/10/2007	2,500	$79,600
	03/04/2005	17,500	—		$75.48	03/04/2015	02/28/2008	10,624	$338,268
	10/01/2006	15,000	—		$68.70	10/01/2016	02/28/2011			25,696	$818,161
	02/21/2008	85,000	—		$36.90	02/21/2018	02/28/2012			33,965	$1,081,446
	02/27/2009	56,500	—		$3.31	02/27/2019	02/28/2013			23,569	$750,437
	02/28/2010	22,593	—		$18.27	02/28/2020
	02/28/2011	41,026	20,513		$23.35	02/28/2021
	02/28/2012	31,362	62,725		$20.61	02/28/2022
	02/28/2013	—	80,936		$28.64	02/28/2023
__________

(1)
All stock options granted prior to 2008 under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a four-year period, with one-fourth vesting on each anniversary of the grant date. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)
Beginning with 2008 grants, all stock options granted under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a three-year period, with one-third vesting on each anniversary of grant date, except for the performance restricted options granted to Mr. Veghte and Ms. Street in August 2008 that were designed to vest after meeting a three-year cliff vesting provision as well as a price hurdle equal to 130% of the awards’ $19.62 exercise price, which was met on January 17, 2013. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table,” described above.

(3)
All restricted shares and restricted stock units were granted under the 1991 Performance Incentive Program. Vesting details for the 2007 and 2008 restricted share awards granted to Messrs. McGavick, Hendrick and Veghte and Ms. Street are described in the section entitled “Executive Compensation—Compensation Discussion and Analysis—4. Executive Compensation Components—4.3 Long-Term Incentive Awards—(B) Other In-Cycle Long-term Incentive Programs—(i) 2007 and 2008 Performance Restricted Shares.” The restricted stock units granted to Mr. Porrino in 2011 as a sign-on award vest as follows: 50% of the restricted stock units vest in full on the third anniversary of the date of grant, and the remaining 50% vest ratably over the three-year period from his date of hire on each anniversary of the grant date.

(4)	Represents payout based upon target values for the 2011, 2012 and 2013 performance units as determined by the level of the performance achieved as of December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the options exercised and the vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

	Option Awards		Stock Awards

	Number of Securities Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)

Name
Michael McGavick	—	—	38,587	$1,105,132
Peter Porrino	—	—	12,136	$363,716
Gregory Hendrick	50,000	$1,060,050	15,280	$437,619
James Veghte	125,000	$3,325,750	20,952	$600,065
Sarah Street	119,000	$1,425,449	7,717	$221,015

PENSION BENEFITS

None of the NEOs participate or have any accrued benefits under any of our defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows amounts contributed in the last fiscal year for the NEOs to our defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified:

	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)

Name
Michael McGavick	$150,695	$251,473	$149	$—	$586,624
Peter Porrino	$66,475	$112,811	$66,800	$—	$406,780
Gregory Hendrick	$58,400	$99,760	$307,460	$—	$2,141,181
James Veghte	$63,350	$115,300	$112,000	$—	$799,620
Sarah Street	$84,450	$159,951	$327,922	$—	$3,477,193
____________

(1)
These amounts are reflected within “Retirement Plan Contribution” in the “Other Annual Compensation from the Summary Compensation Table” included in the footnotes to the “Summary Compensation Table” during each respective year for which a Registrant Contribution is made to an NEO.

(2)	Aggregate earnings or losses on non-qualified deferred compensation are not reflected in the “Summary Compensation Table.”

(3)
Amounts shown above that are included in the “Summary Compensation Table” herein for Messrs. McGavick, Porrino, Hendrick and Veghte and Ms. Street are $345,973, $158,887, $141,760, $177,390 and $494,550, respectively.

In 2013, all of our NEOs were employed in the United States and enrolled in the X.L. America, Inc. Deferred Compensation Plan (“XLA DCP”). The XLA DCP is a non-qualified supplemental deferred compensation plan that allows executives to defer receipt of up to 50% of their base salary and 100% of their annual incentive award. In addition, if executives elected to defer 5% of compensation above the IRS qualified annual compensation limit with respect to 401(k) plan participation (in 2013, $255,000), then we make a non-discretionary matching contribution of

7% and a discretionary contribution of up to an additional 3% into the XLA DCP on their behalf. Initially, these matching contributions vest in equal installments over a four-year period that begins on an executive’s date of hire. Once an executive has been employed by us for four years, all future matching and discretionary contributions vest immediately. All NEOs, with the exception of Mr. Porrino, are fully vested in their matching and discretionary contributions. All contributions and deferrals made under the XLA DCP are notionally invested in a series of mutual funds that are managed by our retirement plan vendor. All participants in the XLA DCP are required to have a payout election form on file indicating his or her payout election at the time of termination or retirement, and “in-service” payouts on specified dates are also permitted. No executive is allowed to take a loan from us or our subsidiary, X.L. America, Inc., against his or her outstanding plan balance under the XLA DCP.

The contribution rates set for the XLA DCP are the same for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. These mutual funds, or similar ones by asset class or via collective trusts, are available to all employees in the 401(k) plan. As no preferential performance or interest rates are accorded any of the notional investments that executives have in these arrangements, no monies relating to earnings associated with them are reported in the Summary Compensation Table.

Employment Contracts with NEOs

We have entered into employment agreements (the “NEO Employment Agreements”) with the following NEOs: Michael McGavick, to serve as CEO; Peter Porrino, to serve as Executive Vice President and CFO; James Veghte, to serve as Executive Vice President and Chief Executive of Reinsurance Operations; and Sarah Street, to serve as Executive Vice President and Chief Investment Officer. Effective October 13, 2011, we entered into a severance agreement with Mr. Hendrick, described under “Potential Payments Upon Termination or Change in Control.” Mr. Hendrick does not have a written employment agreement.

Each NEO Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in the “Potential Payments Upon Termination or Change in Control” section. With respect to the agreements with Messrs. McGavick and Veghte and Ms. Street, employment is for an original term of one year and will continue to be automatically extended for successive one-year periods unless we or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. However, we modified our standard form of employment agreement for executive officers in mid-2009 to provide for fixed terms. Mr. Porrino’s employment agreement is for a fixed three-year term and will expire on August 25, 2014. Each of these executives has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Each NEO Employment Agreement provides for indemnification of the executive by us to the maximum extent permitted by applicable law and our charter documents and requires us to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000. In addition, in connection with, and effective upon, our redomestication to Ireland on July 1, 2010, XLIT Ltd. entered into indemnification agreements with each of our directors and the Company, and a deed poll indemnity with respect to our executives, directors and employees. The indemnification agreements and deed poll provide that XLIT Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) the Company, except in certain circumstances, and provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, subject to certain requirements and provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Copies of the form of indemnification and deed poll are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to our Current Report on Form 8-K12B, filed with the SEC on July 1, 2010.

In April 2013, we and Mr. McGavick agreed to amend his employment agreement to eliminate a provision that provided a tax gross-up for excise tax imposed by IRC Section 4999 on excess parachute payments. As amended, Mr. McGavick’s employment agreement provides that, if an excise tax would be due, then severance payments under his agreement will be cut back if, and to the extent, such a cut back would result in a greater after-tax return to Mr. McGavick than his receiving all of the severance payments and benefits and paying the resulting excise tax. In no event will we pay an excise tax gross-up to Mr. McGavick under the amended agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

NEO Employment and Severance Agreements

Our employment agreements with each of the NEOs, except for Mr. Hendrick, address payments made upon certain termination events. In mid-2009, the Company modified its standard form of employment agreement for executive officers, with changes affecting many of the provisions relating to termination payments. These changes to our standard form are reflected in Mr. Porrino’s agreement and are described below. Mr. Hendrick has a separate severance agreement with us that he entered into in October 2011 that provides for severance benefits under certain termination scenarios. Mr. Hendrick’s severance agreement expires on October 13, 2014. Potential payments upon termination, including termination following a change in control of the Company, are provided pursuant to the NEOs’ employment or severance agreements and various employee benefit plans and award agreements as follows:

Termination Due to Death or Disability

Messrs. McGavick’s and Veghte’s and Ms. Street’s Employment Agreements provide that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, the executive (or in the case of death, the executive’s spouse or estate) is entitled to:

(i)
receive, in accordance with the company’s regular payroll practices then in effect, the executive’s then current base salary through the end of the six month period after the month in which the executive becomes disabled or dies;

(ii)	any annual bonus awarded for the prior performance year but not yet paid in accordance with our bonus program;

(iii)
within 45 days (60 days in the case of disability) after the date of death or total and permanent disability, a pro rata bonus for the performance year in which the death/ disability occurs, in an amount to be determined by the Compensation Committee, but in no event less than a pro-rata portion of the Executive’s average annual bonus for the immediately preceding three years; and

(iv)
the executive’s vested accrued benefits under any employee benefit programs, and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all stock options and restricted shares granted to the executive under the 1991 Performance Incentive Program would, to the extent unvested, become vested on the date of termination due to death or disability. With respect to performance units granted to the executives, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee, will vest and shares will be delivered to the executive or his/her estate by March 15 of the year following the executive’s separation for death or disability. Under the Reinsurance Supplemental LTIP, Mr. Veghte may receive a payment no later than December 31, 2014.  The determination of this payment, if any, requires the Company to calculate a Pool amount by first calculating Relative Compound Annual Growth Rate ("CAGR") and Combined Ratio (as

those terms are defined in the Reinsurance Supplemental LTIP) as if the Performance Period (as defined in the Reinsurance Supplemental LTIP) ended on September 30, 2014, and multiplying the resulting Pool amount by Mr. Veghte’s Pool percentage. The executive would also receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of six months.

Neither Mr. Porrino’s employment agreement nor Mr. Hendrick’s severance agreement entitle either of them to any specific payments upon a termination due to death or disability (other than unpaid base salary through their respective termination dates). Each is entitled to any vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options, restricted stock units or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans and the award agreements under which such options, restricted stock units or other rights were issued.

Termination Without Cause

In the event of termination of the executive’s employment by us without Cause (as defined in the employment agreement or severance agreement, as applicable) or by the executive following assignment to the executive of duties materially inconsistent with his/her position or a material breach by us of certain provisions of the employment agreement, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs. The benefits described in (i), (ii) and (iii) below are only provided contingent on the executive executing and delivering a general release of claims against us and our affiliates in a form acceptable to us:

(i)
a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary, except that Messrs. Porrino and Hendrick will each receive a cash lump-sum payment equal to one time his then current base salary;

(ii)
a cash lump-sum severance payment equal to one time the higher of the targeted annual bonus for the performance year in which such termination occurs or the average of the executive’s annual bonus for the three years immediately preceding the year of termination, except that Messrs. Porrino and Hendrick each will receive a cash lump sum equal to his target annual bonus pro-rated for the number of days worked in the year of his termination;

(iii)
any annual incentive award earned or awarded for the performance year ending prior to the termination date but not yet paid to the executive. Such annual incentive award, if any, would be paid to the executive at the time annual incentive awards are paid to similarly situated executives; and

(iv)
the executive’s vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, upon approval of the Compensation Committee, all stock options awarded before 2010 and restricted shares granted to the executive under the 1991 Performance Incentive Program would, to the extent unvested, become vested on the date of termination without Cause. For stock options awarded in 2010 and later, the vesting date of unvested options scheduled to vest in the 12 months of the date of termination would be accelerated to the date of termination; any unvested options scheduled to vest beyond the 12 month period would be forfeited. With respect to the performance units granted, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee will vest and shares will be delivered to the executive by March 15 of the year following the executive’s separation. Upon commencement of his employment in August 2011, Mr. Porrino received a sign-on grant of restricted stock units. Pursuant to his employment agreement, in the event Mr. Porrino’s employment is terminated other than for Cause, any sign-on restricted stock units not vested at the time of such termination will vest on the date of the termination. Under the Reinsurance Supplemental LTIP, Mr. Veghte may receive a payment no later than December 31, 2014.  The determination of this payment, if any, requires the Company to calculate a Pool amount by first calculating Relative CAGR and Combined Ratio (as those terms are defined in the Reinsurance Supplemental LTIP) as if the Performance Period ended on September 30, 2014, and multiplying the resulting Pool amount by Mr. Veghte’s Pool percentage. The executive (except Messrs. Porrino and Hendrick) would also receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of up to 24 months.

Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control

Notwithstanding the foregoing, in the event of termination of the executive’s employment (a) by us without Cause within the 24-month period following a Change in Control (as defined in the employment or severance agreement, as applicable, and, in the case of Mr. Porrino, before August 25, 2014 or, in the case of Mr. Hendrick, before October 13, 2014) (the “Post-Change Period”), (b) by the executive for Good Reason (as defined in the employment agreement or, in the case of Mr. Hendrick, in his severance agreement) during the Post-Change Period, or (c) in the case of the NEOs other than Messrs. Porrino and Hendrick, by us without Cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, then Messrs. McGavick, Porrino and Veghte and Ms. Street are entitled to his or her then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary;

(ii)
a cash lump-sum severance equal to the sum of two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such calculated average bonus for each year considered shall be at least equal to the executive’s targeted annual bonus for 2013 if the 2013 targeted bonus exceeded the actual award paid in each year considered, except in the case of Mr. Porrino, who will receive a cash lump-sum equal to two times his target annual bonus; and

(iii)
an amount equal to the higher of the executive’s annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro-rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination, except in the case of Mr. Porrino, who will not receive this payment.

Mr. Hendrick’s severance agreement provides that in the event of his termination of employment after a Change in Control as described above, he will be entitled to:

(i)	any annual incentive award earned with respect to the calendar year ending prior to the date of termination but unpaid as of that date; and

(ii)	a cash lump-sum severance payment equal to two times his then current base salary plus two times his targeted annual bonus payment for the year of termination.

All grants of restricted shares, stock options, restricted stock units and performance units under our incentive compensation plans automatically vest upon a Change in Control (as defined in such plans). With respect to the performance units granted, each award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the executive at the time of the Change of Control. Under the Reinsurance Supplemental LTIP, if the plan cannot be continued on a standalone basis after a Change in Control (as defined in the Reinsurance Supplemental LTIP), the plan will be terminated, and Mr. Veghte could receive a payment within 60 days following after the Change in Control.  This determination of this payment, if any, requires the Company to calculate a Pool amount by first calculating Relative CAGR and Combined Ratio (as those terms are defined in the Reinsurance Supplemental LTIP) at the latest practical date before the Change in Control, and multiplying the resulting Pool amount by Mr. Veghte’s Pool percentage.

The executive is also entitled to continued medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months (except for Messrs. Porrino and Hendrick, who are not entitled to this benefit) and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) under any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights shall be exercisable for the shorter of three years or the remaining term of the security. In addition, Mr. Veghte and Ms. Street are entitled to gross-up payments in the event excise taxes are imposed on the executive’s payments or benefits under Section 280G of the Code. We removed the Section 280G excise tax gross-up from our standard form of executive employment agreement in mid-2009, and Mr. McGavick’s employment agreement was amended in April 2013 to eliminate any possible excise tax gross-up payable to him upon termination. Therefore, Mr. McGavick, Mr. Porrino and Mr. Hendrick would not be entitled to tax gross-up payments in the event excise taxes were imposed on his payment and benefits.

Termination With Cause or Other Voluntary Termination

In the event of termination of the executive’s employment by us with Cause or any voluntary termination by the executive, the executive is entitled to:

(i)	the executive’s then current base salary through the date on which termination occurs;

(ii)	continued rights with regard to any vested stock options held by the executive in accordance with the terms of the plans under which such options were issued; and

(iii)	the executive’s vested accrued benefits under any employee benefit programs as provided in the programs.

The “Potential Payments Upon Termination or Change in Control Table” estimates the value of such benefits assuming termination as of December 31, 2013.

Potential Payments Upon Termination or Change in Control Table
(As of December 31, 2013)

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Michael McGavick	Cash Lump Sum Payment (2)	$3,625,000	$5,500,000	$11,500,000
	Accelerated Vesting of Awards (3)	13,287,363	10,978,588	17,797,741
	Continued Medical Coverage	11,952	47,808	47,808
	280G Gross Ups (4)	N/A	N/A	N/A
	Total	$16,924,315	$16,526,396	$29,345,549
Peter Porrino	Cash Lump Sum Payment (2)	$0	$1,600,000	$3,200,000
	Accelerated Vesting of Awards (3)	4,027,247	3,319,047	5,392,159
	Continued Medical Coverage	0	0	0
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	129,357
	280G Gross Ups (4)	N/A	N/A	N/A
	Total	$4,027,247	$4,919,047	$8,721,516
Gregory Hendrick	Cash Lump Sum Payment (2)	$0	$1,575,000	$3,150,000
	Accelerated Vesting of Awards (3)	3,587,783	2,851,231	4,951,716
	Continued Medical Coverage	0	0	0
	280G Gross Ups (4)	N/A	N/A	N/A
	Total	$3,587,783	$4,426,231	$8,101,716
James Veghte	Cash Lump Sum Payment (2)	$1,260,000	$2,310,000	$4,190,000
	Accelerated Vesting of Awards (3)	4,825,860	4,024,284	6,338,821
	Reinsurance Supplemental LTIP	0	0	0
	Continued Medical Coverage	9,996	39,984	39,984
	280G Gross Ups (4)	0	0	4,160,761
	Total	$6,095,856	$6,374,268	$14,729,566
Sarah Street	Cash Lump Sum Payment (2)	$1,672,400	$2,422,400	$5,407,500
	Accelerated Vesting of Awards (3)	3,203,638	2,678,773	4,205,464
	Continued Medical Coverage	3,432	13,728	13,728
	280G Gross Ups (4)	0	0	5,062,144
	Total	$4,879,470	$5,114,901	$14,688,836
____________

(1)	Potential payments under a change in control are calculated with the assumption that all conditions triggering a change in control occurred on December 31, 2013.

(2)	Includes lump sum cash severance payments related to base salary and bonus payable upon termination, as described above in the “NEO Employment and Severance Agreements” section.

(3)
The value of potential acceleration of vesting of stock options is based upon the intrinsic value of each award (closing share price less option strike price) at December 31, 2013, while the value of potential acceleration of vesting of restricted share, restricted stock unit and performance unit awards is calculated based upon the closing price of the shares on December 31, 2013, which was $31.84.

(4)
The amount in this category represents the estimated tax-reimbursement payment to compensate for additional taxes that the executive would incur as a result of the “golden parachute” excise tax imposed by Section 4999 of the Code. An excise tax may be due if the aggregate present value of the payments that are contingent on a change of control equals or exceeds an amount equal to three times the taxpayer’s base amount. The taxpayer’s base amount is, in general, the individual’s average annualized includible compensation for the most recent five taxable years (or shorter if the individual has not been employed by the service recipient for five years) ending before the date of the change of control.

DIRECTOR COMPENSATION TABLE

We compensate each of our non-employee Directors through a mixture of cash and equity-based compensation. As a result of our redomestication from the Cayman Islands to Ireland during 2010, our non-employee Directors now pay Irish taxes on a portion of their compensation. The non-employee Directors are responsible for these Irish taxes and we do not reimburse the non-employee Directors for such taxes.

The following table sets forth the compensation paid to non-employee Directors for services rendered in the fiscal year ended December 31, 2013:

Name (1)	Fees Earned or Paid in Cash($) (2)	Stock Awards (3)(4)	Option Awards	All Other Compensation ($)(5)	Total($)
Ramani Ayer	$121,000	$150,003	$—	$—	$271,003
Dale Comey	$131,000	$150,003	$—	$—	$281,003
Robert Glauber	$279,500	$150,003	$—	$183,601	$613,104
Herbert Haag (6)	$121,333	$150,003	$—	$36,812	$308,148
Suzanne Labarge	$116,500	$150,003	$—	$—	$266,503
Joseph Mauriello	$136,167	$150,003	$—	$—	$286,170
Eugene McQuade	$121,167	$150,003	$—	$—	$271,170
Clayton Rose	$106,000	$150,003	$—	$—	$256,003
Sir John Vereker	$118,000	$150,003	$—	$88,706	$356,709
____________

(1)
Mr. McGavick is not included in the “Director Compensation Table” above, as he is an executive officer and receives no compensation for his service as a director. The compensation received by Mr. McGavick as an executive is shown in the “Summary Compensation Table.”

(2)
See “Cash Compensation Paid to Non-Employee Directors” below. Amounts provided include the pro-rated portion of the annual retainer fees paid in May 2012 and May 2013 for services rendered between January 1, 2013 and December 31, 2013, and informational and special meeting fees earned during 2013. Specifically, fees included in the chart above reflect the portion of those payments earned during 2013 by all non-employee Directors. These fees may include committee chair, or additional committee membership fees, also pro-rated over the 2013 service period. Mr. Glauber’s fee includes $175,000 for his services as board chair, pro-rated over the 2013 service period.

(3)
See “Equity-Based Compensation Paid to Non-Employee Directors” below. All directors were granted Company stock equal in value to $150,003 on May 7, 2013. The number of shares granted was determined by dividing this amount by the closing price of the Company’s shares on the date of grant ($32.10), and rounding up to the nearest whole share. The amounts shown represent the fair value of stock awards, calculated as the number of shares granted, multiplied by our closing share price on the date of grant. See Note 18(d), “Share Capital—Options” of the consolidated financial statements in our Annual Report for further information on stock awards granted.

(4)	The aggregate number of unvested stock awards outstanding at December 31, 2013 for each non-employee Director was nil.

(5)
Represents fees for serving on XL subsidiary boards. Mr. Haag earned €27,680 in 2013 for serving on the XL Re Europe SE board. Sir John Vereker earned £56,667 in 2013 for serving on the XL Insurance Company plc board. U.S. dollar figures included in the table above were calculated based on the average annual exchange rate in effect for the 2013 fiscal year. Mr. Glauber earned $183,601 in 2013 for serving on the XL London Market Limited and XL Insurance Company plc boards.

(6)	On February 20, 2014, Mr. Haag notified the Board of his decision not to stand for re-election at this Annual General Meeting. Accordingly, his term will expire at the conclusion of the meeting.

Narrative Disclosure to the Director Compensation Table

Cash Compensation Paid to Non-Employee Directors

Annual Retainer Fee

In 2013, non-employee Directors each received an annual retainer fee of $100,000 that was paid following the Annual General Meeting for their services from May 1, 2013 through April 30, 2014. In 2012, non-employee Directors received an annual retainer fee of $100,000 that was paid following the Annual General Meeting for their services from May 1, 2012 through April 30, 2013.

Board and Committee Chairmen and Meeting Attendance Fees

For each of the periods from May 1, 2012 to April 30, 2013 and May 1, 2013 to April 30, 2014, Mr. Glauber received an annual fee of $175,000 for serving as Chairman of the Board.

As the Chairman of the Nominating Committee, Mr. Comey received a committee chairman’s fee of $10,000. Mr. McQuade, the Chairman of the Risk and Finance Committee, received a committee chairman’s fee of $10,000 for 2012 Board service, which was increased to $20,000 for 2013 Board service. Mr. Mauriello, the Chairman of the Audit Committee, received a committee chairman’s fee of $25,000 for 2012 Board service, which was increased to $35,000 for 2013 Board service. The Chairman of the Compensation Committee, Mr. Haag, received a committee chairman’s fee of $15,000 for 2012 Board service, which was increased to $20,000 for 2013 Board service. Increases to committee chairman fees were paid on a prorated basis during the 2013 calendar year, as applicable. Additionally, each Audit Committee member received an Audit Committee retainer fee of $15,000.

Non-employee Directors do not receive Board or committee meeting attendance fees, except in the case of informational or special meetings, for which we pay an attendance fee of $1,500 per meeting.

All Other Fees

In addition to the aforementioned fees, non-employee Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. We transport one or more non-employee Directors to and from such meetings on an aircraft in which we have fractional ownership.

Deferral of Annual Retainer Fee

Prior to January 1, 2009, non-employee Directors could elect to defer, at the beginning of each calendar year, all or part of their Board annual retainer fee in increments of 10%. Subsequent to that date, our non-employee Directors are no longer able to defer any portion of their annual retainer fee. This change was the result of the passage of The Emergency Economic Stabilization Act of 2008, pursuant to which Section 457A was added to the Code. Section 457A requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s income when the compensation is no longer subject to a substantial risk of forfeiture. Deferrals made before January 1, 2009, which are deferred until 2018 or later, are to be paid to, and included in income of, the service provider (i.e., the non-employee Director) on the earlier of the last taxable year beginning before 2018 and the year in which there is no substantial risk of forfeiture.

In years when a non-employee Director made an election to defer all or a portion of the annual retainer fee, deferred annual retainer fees were credited in the form of share units (“deferred share units”). The value of the deferred share units was calculated by dividing 100% of the deferred annual retainer fee by the closing price of our ordinary shares on the NYSE on the date the fees would otherwise have been paid, in accordance with the terms of the Directors Stock and Option Plan, as amended and restated (the “Directors Plan”). Deferred share units represent a right to receive shares. Deferred share units have no voting rights and receive dividend equivalents rather than cash dividends. Each non-employee Director receives dividend equivalents on the deferred share units contained in his or her stock deferral account, which are equal in value to dividends paid on our shares. The dividend equivalents granted are then reinvested in the non-employee Directors’ stock deferral accounts in the form of additional deferred share units. Upon a “separation from service” (as defined in Treasury Reg. 1-409A-1(h)), each non-employee Director receives a share for each deferred share unit awarded. Such deferred share units are received either in a lump sum on the date of the non-employee Director’s “separation from service” or over a period not to exceed 5 years, as elected in advance by such non-employee Director.

Currently, non-employee Directors may elect to receive their annual retainer fees in the form of ordinary shares having a value equal to their annual retainer fees on the date of the Annual General Meeting of the current year. In 2013, no non-employee Director elected to receive their annual retainer fee in the form of shares.

Equity-Based Compensation Paid to Non-Employee Directors

Shares

On May 7, 2013, each then non-employee Director received an award of 4,673 shares equal in value to $150,003 for his or her service as a Director from May 2013 to April 2014. The fair market value of each share on the date of grant was $32.10. All such shares were vested as of the date of grant pursuant to the terms of the Directors Plan and are subject to the Director share ownership guidelines described below.

On October 27, 2011, the Nominating Committee approved a process whereby non-employee Directors may make an annual irrevocable election to have us withhold shares in an amount necessary to satisfy Irish tax withholding obligations on their share awards. Under Irish tax rules, fully vested share awards are subject to Irish “Pay as You Earn” taxation requirements. This right of election applied commencing with the stock granted to non-employee Directors in May 2012.

Stock Options

Upon joining the Board, new non-employee Directors receive an initial stock option award to purchase 5,000 shares under the Directors Stock and Option Plan. Stock option awards granted on or after April 26, 2013 vest ratably on the first, second and third year anniversary of the grant date, assuming the non-employee Director is still serving as such on the vesting date. No such awards were granted during the 2013 fiscal year.

Retainer Share Units

Prior to January 1, 2009, share units were credited to the account of each non-employee Director (collectively, “retainer share units”) in an amount equal to the non-employee Director’s retainer fee divided by the closing price of our ordinary shares on the NYSE on the date such retainer share units were to have been credited pursuant to the Directors Plan. Dividends on the retainer share units contained in a non-employee Director’s stock deferral account are credited as additional retainer share units, which are equal in value to dividends paid on our ordinary shares. Benefits under the Directors Plan will be distributed in the form of shares for each retainer share unit awarded following retirement or termination of a non-employee Director’s service on the Board. Such shares are received either in a lump sum on the date of a non-employee Director’s retirement or termination or over a period not to exceed five years, as elected in advance by each non-employee Director. However, consistent with the Director’s previous ability to defer their annual retainer fee, non-employee Directors, subsequent to January 1, 2009, did not receive such retainer share units as a result of the addition of Section 457A to the Code. In addition, retainer share units granted before January 1, 2009, are to be delivered to, and included in income of, the service provider (i.e., the non-employee Director) on the earlier of the last taxable year beginning before 2018 and his or her respective retirement from the Board.

Director Share Ownership

We encourage long-term share ownership by our non-employee Directors. Accordingly, at its April 2010 meeting, the Nominating Committee established a share ownership target for non-employee Directors of at least $300,000 in value of beneficially owned shares, stock options or share units (or any combination thereof).

In addition to the share ownership target, the Nominating Committee established restrictions on the sale of shares and share holding requirements for our Directors. Directors may not sell shares granted on or after May 1, 2010 unless they have met the share ownership target; however, shares may be withheld to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Directors are also required to retain and hold 50% of each grant (net of taxes) made on or after May 1, 2010 for a minimum of five years from the grant date before being allowed to sell those vested shares.

All of our non-employee Directors were in compliance with our share holding requirements and have met their share ownership target as of December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 5, 2014, information regarding the beneficial ownership of our shares held by: (1) each person who beneficially owns 5% or more of our outstanding shares; (2) each of our nominees, each of our continuing Directors and each of our named executive officers; and (3) all of our current Directors and executive officers as a group. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after March 5, 2014. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons have the right to acquire within 60 days after March 5, 2014 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202 (3)	Ordinary Shares	28,257,501	10.1%
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022 (4)	Ordinary Shares	25,964,928	9.2%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355 (5)	Ordinary Shares	19,460,523	6.88%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761 (6)	Ordinary Shares	18,624,393	6.59%
Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210 (7)	Ordinary Shares	17,491,837	6.19%
Capital World Investors 333 South Hope Street, Los Angeles, CA 90071 (8)	Ordinary Shares	14,346,700	5.1%
Ramani Ayer (9)	Ordinary Shares	18,313	*
Dale Comey (10)	Ordinary Shares	73,330	*
Robert Glauber (11)	Ordinary Shares	70,916	*
Herbert Haag (12)	Ordinary Shares	111,790	*
Gregory Hendrick (13)	Ordinary Shares	347,964	*
Suzanne Labarge (14)	Ordinary Shares	15,771	*
Joseph Mauriello (15)	Ordinary Shares	63,381	*
Michael McGavick (16)	Ordinary Shares	1,814,695	*
Eugene McQuade (17)	Ordinary Shares	70,968	*
Peter Porrino (18)	Ordinary Shares	154,483	*
Clayton Rose (19)	Ordinary Shares	27,463	*
Anne Stevens	Ordinary Shares	0	*
Sarah Street (20)	Ordinary Shares	411,114	*
James Veghte (21)	Ordinary Shares	684,680	*
Sir John Vereker (22)	Ordinary Shares	59,881	*
Current Directors and executive officers of the Company as a group (19 persons in total)	Ordinary Shares	4,975,363	1.80%

*	Represents less than 1% of each class of security beneficially owned.

(1)
Each share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our Articles of Association. “Controlled Shares” include, among other things, all shares that a person (as defined in our Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Code).

(2)
For Directors, includes shares, deferred share units, deferred restricted shares and retainer share units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under “Cash Compensation Paid to Non-Employee Directors,” above.

(3)
Represents 10,226,039 shares with sole voting power and 28,203,487 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2014.

(4)
Represents 22,738,112 shares with sole voting power and 25,964,928 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Blackrock Inc. on January 17, 2014.

(5)
Represents 468,455 shares with sole voting power, 19,024,268 shares with sole dispositive power and 436,255 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group on February 6, 2014.

(6)
Represents 3,109,359 shares with sole voting power, 15,515,034 shares with shared voting power and 18,624,393 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 11, 2014.

(7)
Represents 9,842,114 shares with shared voting power and 17,491,837 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Wellington Management Company on February 14, 2014.

(8)
Represents 14,346,700 shares with sole voting power and 14,346,700 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Capital World Investors on February 6, 2014.

(9)	Includes 5,000 shares issuable upon exercise of vested stock options.

(10)
Includes 13,304 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon exercise of vested stock options.

(11)
Includes 4,559 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 25,000 shares issuable upon the exercise of vested stock options.

(12)
Includes 3,699 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon exercise of vested stock options.

(13)	Includes 6,562 restricted shares that had not vested but which have voting rights, and 267,360 shares issuable upon exercise of vested stock options.

(14)	Includes 5,000 shares issuable upon exercise of vested stock options. Also includes 10,771 shares held in a personal holding company.

(15)
Includes 7,080 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon the exercise of vested stock options.

(16)	Includes 16,000 restricted shares that had not vested but which have voting rights. Also includes 1,596,874 shares issuable upon the exercise of vested stock options.

(17)
Includes 8,547 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 25,000 shares issuable upon exercise of vested stock options.

(18)	Includes 121,097 shares issuable upon exercise of vested stock options.

(19)	Includes 5,000 shares issuable upon exercise of vested stock options.

(20)	Includes 13,124 restricted shares that had not vested but which have voting rights. Also includes 347,834 shares issuable upon the exercise of vested stock options.

(21)	Includes 8,250 restricted shares that had not vested but which have voting rights. Also includes 579,743 shares issuable upon the exercise of vested stock options.

(22)
Includes 2,341 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 17,500 shares issuable upon exercise of vested stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of our shares and other equity securities.

We believe that all of our Directors and executive officers who are Section 16 filers filed all of such reports on a timely basis during the year ended December 31, 2013.

RELATED PERSON TRANSACTIONS

Certain of our shareholders and their affiliates, as well as the employers of or entities otherwise associated with certain Directors and officers or their affiliates, have purchased insurance and/or reinsurance from us in the ordinary course of business on terms we believe were no more favorable to these (re)insureds than those made available to other customers.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist with the Board of Directors’ oversight of the quality and integrity of our financial statements, including our system of internal control over financial reporting, the independent registered public accounting firm’s (the “independent auditor”) qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. For the period from January 1, 2013 through the date hereof, Messrs. Mauriello (Chairman), Ayer and Comey, Sir John Vereker and Ms. Labarge served on the Audit Committee. The Audit Committee is currently comprised wholly of independent Directors and operates under a written charter. A current copy of the Audit Committee Charter is available on our website located at www.xlgroup.com under “Investor Relations—Corporate Governance.”

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor, as appropriate. It is also not the responsibility of the Audit Committee to ensure compliance with laws and regulations and our Code of Conduct or to set or determine the adequacy of the Company’s reserves.

The Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2013 be included in the Annual Report for such fiscal year. This recommendation was based on the following actions undertaken by the Audit Committee:

•	Review and discussion regarding our system of internal control over financial reporting;

•	Review of the audited financial statements and management’s assessment of the effectiveness of our system of internal control over financial reporting;

•	Review and discussions with management regarding the audited financial statements;

•
Receipt of written disclosures and the letter from the independent auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•
Discussions with the independent auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance “Communication With Audit Committees,” the independent auditor’s opinion on the effectiveness of our system of internal control over financial reporting and other matters the Audit Committee deemed relevant and appropriate.

Audit Committee
Joseph Mauriello, Chairman
Ramani Ayer
Dale R. Comey
Suzanne B. Labarge
Sir John Vereker

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2013 and 2012 were approximately $12,235,000 and $13,453,000, respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and the provision of certain opinions relating to our filings with the SEC.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2013 and 2012 were approximately $316,000 and $366,000 respectively. In 2013 and 2012, such audit-related fees were primarily related to the performance of services related to accounting consultations.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2013 and 2012 were approximately $75,000 and $115,000, respectively. In 2013 and 2012, these fees were for professional services rendered for tax planning and compliance.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to us, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended December 31, 2013 and 2012 were approximately $139,000 and $66,000, respectively. The increase in the aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to us in 2013 compared to 2012 related primarily to a review of third party service providers conducted in 2013. The remainder of the aggregate fees billed for each year related to consultations regarding financial statement note disclosures and to software licenses acquired for technical accounting reference tools required for regulatory filings.

General

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the independent auditor to provide services to us shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

The Audit Committee considered whether the provision of non-audit services performed by the independent auditor was compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2013. The Audit Committee concluded in 2014 that the provision of these services during 2013 was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2015 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902. Such proposals must be received by November 10, 2014.

Pursuant to our Articles of Association, any shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such shareholder’s intent to nominate such persons is received by the Secretary at the address above during the period provided in our Articles of Association. Specifically, written notice of a shareholder’s intent to make a Director nomination at the 2015 Annual General Meeting must be received by the Company Secretary no earlier than December 26, 2014 and no later than January 25, 2015 (with certain exceptions if the 2015 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2014 Annual General Meeting). Such notice must include any information required pursuant to Article 61 of our Articles of Association at the time of submission. The nomination of any person not made in compliance with the foregoing procedures will be disregarded.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting other than the presentation of our 2013 financial statements and the minutes of the 2013 Annual General Meeting of shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

We will bear the cost of this solicitation of proxies. Proxies may be solicited by our Directors, officers and employees, who will not receive additional compensation for such services. In addition to the foregoing, we have retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $25,500 plus customary costs, reasonable out-of-pocket expenses and disbursements. Upon request, we will also reimburse brokers and others holding shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, email, internet or other means of electronic transmission.

Householding of Shareholder Documents

We may send a single Notice to any household at which two or more shareholders reside, or a single set of shareholder documents (the Annual Report and this Proxy Statement) if those shareholders have requested hard copies of these documents. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL’s Investor Relations department at:

XL Group
Investor Relations
100 Washington Boulevard
6th Floor
Stamford, CT 06902
Telephone: (203) 964-3470
Fax: (203) 964-3444
Email: investorinfo@xlgroup.com

Upon written or oral request, we will promptly deliver, without charge, to any shareholder a copy of the Notice, our Annual Report or this Proxy Statement. Requests for copies should be submitted to the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902 or (203) 964-5500.

As ordered,
Michael McGavick
Chief Executive Officer

ANNEX A

PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION RELATED TO PROPOSAL 1

59. (a)
~~The~~At [    ] April 2013, the Board ~~shall be~~is divided into three classes. There is no distinction in the voting or other powers and authorities of Directors of different classes. ~~All~~Subject to article 60(e), all Directors will be designated as either class I, class II or class III Directors. ~~The~~Subject to article 60(e), the Board shall from time to time by resolution determine the respective numbers of class I Directors, class II Directors and class III Directors, but each class shall consist as nearly as possible of one-third of the total number of Directors constituting the Board. The resolution appointing any Director must designate the Director as a class I, class II or class III Director.

(b)
Upon the resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising and shall, for the purposes of these articles, and subject to article 60(e), constitute a member of the class of Directors represented by the person that he replaces.

60. (a)
Each class I Director shall (unless his office is vacated in accordance with these articles) continue to serve ~~initially~~ until the conclusion of the annual general meeting of the Company held in the calendar year ~~2011~~2015 and subsequently shall (unless his office is vacated in accordance with these articles) serve for ~~three-~~a one year ~~terms, each~~term concluding at the ~~third~~ annual general meeting after ~~the~~such class I Directors together were last appointed or re-appointed.

(b)
Each class II Director shall (unless his office is vacated in accordance with these articles) continue to serve ~~initially~~ until the conclusion of the annual general meeting of the Company held in the calendar year ~~2012~~2015 and subsequently shall (unless his office is vacated in accordance with these articles) serve for ~~three-~~a one year ~~terms, each~~term concluding at the ~~third~~ annual general meeting after ~~the~~such class II Directors together were last appointed or re-appointed.

(c)
Each class III Director shall (unless his office is vacated in accordance with these articles) continue to serve ~~initially~~ until the conclusion of the annual general meeting of the Company held in the calendar year ~~2013~~2016 and subsequently shall (unless his office is vacated in accordance with these articles) serve for ~~three-~~a one year ~~terms, each~~term concluding at the ~~third~~ annual general meeting after ~~the~~such class III Directors were last appointed or re-appointed.

(d)	Any Director whose term of office is expiring at an annual general meeting will be eligible for re-appointment and will in any case retain office until the close of that meeting.

(e)	The designation of a Director as class I, class II or class III shall be abolished for the purposes of these articles with effect from:

(i)	in the case of class I and class II, the conclusion of the annual general meeting of the Company held in the calendar year 2015; and

(ii)	in the case of class III, the conclusion of the annual general meeting of the Company held in the calendar year 2016, and upon the abolition of the designation of all Directors as any of class I, class II or class III, the Directors shall, subject to these articles and the Companies Acts, each serve for a term concluding at the annual general meeting occurring after such Directors were last appointed or re-appointed.

A- 1

ANNEX B

PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION RELATED TO PROPOSAL 7

6.
(c)    The Board is, for the purposes of Section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said Section 20) up to the amount of the Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these articles or in accordance with any renewal of such authority from time to time. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this article 0 had not expired.

102.
(102)    ~~Upon the recommendation of the~~The Board~~, the Company may, by Ordinary Resolution, authorize the Board to~~ may cause any sum ~~then~~ standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account to be capitalised and applied on behalf of the Shareholders who would have been entitled to receive the same if the same had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for then unpaid on any shares held by them respectively or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such holders in the proportions aforesaid) or partly in one way and partly in another, so however, that the only purpose for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by Sections 62 and 64 of the 1963 Act.

(a)
~~Upon the recommendation of the~~The Board~~, the Company may, by Ordinary Resolution, authorize the Board to~~ may capitalise any part of the amount ~~then~~ standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those Shareholders of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions), and the Board shall give effect to such resolution.

103.
~~Whenever an Ordinary Resolution is passed in~~In pursuance of any act of the Board under article 102, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Board to make such provision as it shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale amongst the Shareholders otherwise entitled to such fractions in due proportions) and also to authorise any person to enter on behalf of all of the Shareholders concerned into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such Shareholders.

104.
(104)    Whenever a capitalisation issue of shares is ~~authorized~~made under article 102, the Board may, subject to the rights attached to any particular class or series of shares, also decide to offer any Shareholder the right to elect to forego his entitlement to receive additional shares under such

B- 1

capitalisation issue (or such part of his entitlement as the Board may determine) and to receive instead a payment in cash (a “cash option”) in accordance with the following provisions of this article 104.

(a)
The amount payable under and all other terms of the cash option shall be decided by the Board, which may fix a limit on the extent to which an election for the cash option shall be effective (whether by reference to a part of any Shareholder’s total entitlement to additional shares or to the total number of additional shares in respect of which all such elections may be made on any occasion).

(b)	The Board shall give notice to the Shareholders of their rights of election in respect of the cash option and shall specify the procedure to be followed in order to make an election.

(c)
Payments to those Shareholders who elect to receive cash instead of their entitlement to further shares under such a capitalisation issue (“cash electors”) may, to the extent permitted by the Companies Acts, be made either (i) out of profits or reserves of the Company available for the payment of dividends or (ii) out of the net proceeds of sale of the shares to which the cash electors would have been entitled under such capitalisation issue but for their election to receive cash, or partly in one way and partly in the other, as the Board determines. To the extent that the Board determines that payment is to be made as in (ii) above, the Board shall be entitled to sell the additional shares to which the cash electors would have been entitled, to appoint some person to transfer those shares to the purchaser (who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale). The net proceeds of sale shall be applied in or towards payment of the amounts due to cash electors in respect of their cash entitlement and, to the extent that they exceed that entitlement, may be retained by the Company for its benefit.

(d)
The Board may decide that Shareholders resident in territories where, in the opinion of the Board, compliance with local laws or regulations would be unduly onerous if those Shareholders were to receive additional shares, shall be deemed to have exercised rights of election to receive cash.

(e)
The Board may determine that any sums due in respect of a cash option to all or some of those Shareholders whose registered addresses are in a particular territory shall be paid in a currency or currencies other than US dollars and, if it does so, the Board may fix or otherwise determine the basis of conversion into the other currency or currencies and payment of that converted amount in that currency shall be in full satisfaction of the entitlement to such sum.

B- 2

ANNEX C
XL GROUP PLC
DIRECTORS STOCK & OPTION PLAN

(AS AMENDED AND RESTATED AS OF [April 25, 2014])
1.    PURPOSES
The purposes of the Directors Stock & Option Plan are to advance the interests of XL Group plc and its Shareholders by providing a means to attract, retain, and motivate Directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.
2.    DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations there under.
(c)    “Company” means XL Group plc, an Irish company, or any successor corporation.
(d)    “Director” means a non-employee member of the Board.
(e)    “Fair Market Value” means, with respect to Shares on any day, the following:
(i)    If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Shares on the date in question on the stock exchange which is the primary market for the Shares, as such price is officially quoted on such exchange. If there is no reported sale of Shares on such exchange on such date, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; and
(ii)    If the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the Fair Market Value shall be the closing selling price per share of Shares on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no reported closing selling price for Shares on such date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.
(f)    “Fiscal Year” means the calendar year.
(g)    “Option” means a right, granted under Section 5 of the Plan, to purchase Shares.
(h)    “Participant” means a Director who has been granted an Option, Restricted Stock Award, Restricted Stock Unit Award or who has elected to defer compensation under the Plan.
(i)    “Plan” means this Directors Stock & Option Plan.
(j)    “Restricted Stock Award” means an award granted under Section 5(g) of the Plan.

(k)    “Restricted Stock Unit Award” means an award granted under Section 5(h) of the Plan.
(l)    “Shares” means ordinary shares of the Company.
3.    ADMINISTRATION
The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have full and exclusive authority to interpret the Plan, to make all determinations with respect to awards to be granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the implementation and administration of the Plan. The Board’s interpretation and construction of the Plan shall be conclusive and binding on all persons.
4.    SHARES SUBJECT TO THE PLAN
(a)    Subject to adjustment as provided in Section 5(j), the total number of Shares reserved for issuance under the Plan shall be 794,702. If any Shares subject to an Option, Restricted Stock Award or Restricted Stock Unit Award hereunder are forfeited, cancelled or surrendered, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Option, Restricted Stock Award or Restricted Stock Unit Award shall, to the extent of any such forfeiture, cancellation or surrender, again be available for issuance as such an award under the Plan.
(b)    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares including Shares acquired by purchase in the open market or in private transactions.
5.    DIRECTOR’S AWARDS
(a)    Initial Option Grant. Each Director who is first elected to the Board subsequent to April 26, 2013 shall be granted an Option to purchase 5,000 Shares (or such other number of Shares, as determined from time to time by the Board) on the date such Director is first elected to the Board (or if such date is not within an open window period under the Company’s Securities Trading Policy, on the first trading day of the next open window period) and such Option shall have an exercise price per Share equal to 100% of the Fair Market Value per Share on the date of grant; provided, however, that such price shall be at least equal to the par value of a Share. Each Option granted to a Director under this Section 5(a) shall become vested and exercisable in three equal annual installments, beginning on the first anniversary of the date of grant and continuing on each of the following two anniversaries thereof, so long as the Director’s service on the Board continues through such dates, and such Option shall expire on the earlier of (i) the second anniversary of the date the Director ceases to be a member of the Board for any reason and (ii) the tenth anniversary of the date of grant. If a Director’s service on the Board ceases for any reason prior to a date of vesting of the Option, the unvested portion of the Option shall be immediately forfeited; provided, however, that if the Director’s service on the Board ceases due to the death or Disability (as defined below) of the Director, unless the Board determines otherwise in its discretion, the Director’s Options will vest in full upon such termination of service. For purposes of this Plan, “Disability” means a physical or mental incapacity which has rendered, or is likely to render, the Director unable to perform his or her material duties for a period of 180 days in any twelve-month period as determined by a medical physician selected by the Company and that is reasonably acceptable to the Director.
(b)    Annual Option Grants. On the date of each annual meeting of Shareholders of the Company, beginning with the annual meeting for 2009, each Director in office immediately following the annual meeting shall be granted an Option to purchase such number of Shares as determined from time to time by the Board, with an exercise price per Share equal to 100% of the Fair Market Value per Share at the date of grant; provided, however, that such price per share shall be at least equal to the par value of a Share.
(c)    Exercisability. Each Option granted to a Director under Section 5(b) of this Plan shall be fully exercisable on the date of grant and shall expire on the tenth anniversary of the date of grant, and exercisability of such an Option shall not be dependent upon the Director’s continuing service on the Board.

(d)    Time And Method Of Exercise. The exercise price of an Option shall be paid to the Company at the time of exercise in cash or through delivery of Shares owned by the Director for more than six months having an aggregate Fair Market Value on the date of exercise equal to the exercise price.
(e)    Discretionary Options. Without limiting the operation of Section 5(a) or (b) hereof, the Board may also make discretionary Option grants to Directors hereunder. The Board may determine, in its discretion, the Directors to whom any such Options are to be granted, the number of Shares to be subject to each such Option and the other terms and conditions of such Options, consistent with the terms of the Plan. The exercise price per share of any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the term of an Option shall not be longer than ten years.
(f)    No Option Re-pricing. Except as provided in Section 5(j) hereof relating to certain anti-dilution adjustments, unless the approval of Shareholders of the Company is obtained, Options issued under the Plan shall not be amended to lower their exercise prices and they will not be exchanged for other stock options with lower exercise prices.
(g)    Restricted Stock Awards. The Board may grant Restricted Stock Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Awards shall be subject to restrictions on transferability, forfeiture conditions and other restrictions, if any, as the Board may impose, which restrictions and forfeiture conditions may lapse under such circumstances as the Board may determine. A Director who is granted a Restricted Stock Award shall have all of the rights of a Shareholder prior to vesting of the Restricted Stock Award, including, without limitation, the right to vote the Restricted Stock and the right to receive dividends thereon.
(h)    Restricted Stock Unit Awards. The Board may grant Restricted Stock Unit Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Unit Awards will provide for the delivery of a number of Shares equal to the number of Restricted Stock Units at the time and subject to the terms and conditions set forth by the Board. Delivery of Shares pursuant to the Restricted Stock Unit Awards will occur upon expiration of the deferral period specified by the Board. In addition, Restricted Stock Unit Awards shall be subject to such restrictions, including forfeiture conditions, as the Board may impose.
(i)    Transferability. The Options, Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan may be assigned or otherwise transferred only: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Board; or (iii) solely in the case of Options, by the Director to members of his or her “immediate family”, to a trust established for the exclusive benefit of solely one or more members of the Director’s “immediate family” and/or the Director, or to a partnership or other entity pursuant to which the only owners are one or more members of the Director’s “immediate family” and/or the Director. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Director’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.
(j)    Adjustments. In the event that subsequent to the Effective Date any alteration or re-organization whatsoever taking place in the capital structure of the Company whether by way of capitalization of profits or reserves, capital distribution, rights issue, consolidation or sub-division of Shares, the conversion of one class of share to another or reduction of capital or otherwise, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, then in order to maintain the proportionate interest of the Directors and preserve the value of the awards made hereunder (i) there shall automatically be substituted for each Share subject to an unexercised Option, each Restricted Stock Award, each Restricted Stock Unit Award, and each Share to be issued on a formula basis under this Section 5 subsequent to such event, the number and kind of Shares or other securities into which each outstanding Share shall be changed or for which each such Share shall be exchanged, (ii) the exercise price of outstanding Options shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Option shall remain the same as immediately prior to such event, and (iii) the number and kind of Shares available for issuance under the Plan shall be equitably adjusted in order to take into account such transaction or other change. Notwithstanding any provision hereof to the contrary, no adjustment may be made that reduces the amount to be paid up per share to less than the par value of the share.
(k)    Nonqualified Options. All Options granted under the Plan shall be nonqualified options, not entitled to special tax treatment under Section 422 of the Code.
6.    DIRECTOR’S FEES
Notwithstanding any provision of this Plan to the contrary, the provisions of Section 6(a) through (f) and Section 6(h) below will apply only with respect to deferrals of annual retainer fees earned for service as a Director prior to January 1, 2009. Deferrals under such provisions may not be made with respect to annual retainer fees attributable to services performed after December 31, 2008.
(a)    Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Fiscal Year of the Company, by written notice to the Company, to defer payment of all or a designated portion (in increments of $5,000) of the cash compensation otherwise payable as his or her annual retainer for service as a Director for the next Fiscal Year. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(a) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(a).
(b)    Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Fiscal Year, that he wishes his compensation for such Fiscal Year and all succeeding periods to be paid in cash on a current basis.
(c)    All compensation which a Director elects to defer pursuant to this Section 6 shall be credited in the form of units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit shall represent the right to receive one Share at the time determined pursuant to the terms of the Plan. In consideration for forgoing cash compensation, the number of units so credited will be equal to the number of Shares having an aggregate Fair Market Value (on the date the compensation would otherwise have been paid) equal to 100% of the amount by which the Director’s cash compensation was reduced pursuant to the deferral election. Notwithstanding any other provision of this Plan, in the case of any deferral election made prior to the date of approval of this Plan by the affirmative votes of the holders of a majority of voting securities of the Company, the crediting of Share units to the Director’s bookkeeping account shall be contingent on such Shareholder approval. If such Shareholder approval is not obtained within one year from the Effective Date of this Plan, compensation deferred pursuant to a prior election hereunder will be paid to the Director in cash at the end of such year.
(d)    As of each date on which a cash dividend is paid on Shares, there shall be credited to each account that number of units (including fractional units) determined by (i): multiplying the amount of such dividend (per Share) by the number of units in such account; and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend. The additions to a Director’s account pursuant to this Section 6(d) shall continue until the Director’s account is fully paid.
(e)    The account of a Director shall be distributed (in the form of one Share for each Share unit) either (x) in a lump sum at the time of the Director’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company or (y) in up to five annual installments commencing at the time of the Director’s “separation from service” with the Company, as elected by the Director. Each Director’s distribution election must be made in writing within 30 days after the Director first becomes eligible to participate in the Plan; provided, however, that, solely in the case of deferrals of compensation that were earned and vested on December 31, 2004 (together with amounts credited thereon under Section 6(d)), a Director may make a new distribution election with respect to the entire portion of such deferrals so long as such election is made at least one year in advance of the Director’s termination of service on the Board. In the case of an account distributed in installments, the amount of Shares distributed in each installment shall be equal to the number of Share units in the Director’s account subject to such installment distribution at the time of the distribution divided by the number of installments remaining to be paid. In the event a Director does not make an affirmative distribution election in accordance with this Section 6(e), the account of the Director shall be distributed in a lump sum at the time of the Director’s “separation from service.”
(f)    The right of a Director to amounts described under this Section 6 (including Shares) shall not be subject to assignment or other disposition by him or her other than by will or the laws of descent and distribution. In the event that, notwithstanding this provision, a Director makes a prohibited disposition, the Company may disregard the same and discharge its obligation hereunder by making payment or delivery as though no such disposition had been made.
(g)    Each Director may make an election in writing on or prior to each December 31 to receive the Director’s annual retainer fees payable in the following Fiscal Year in the form of Shares instead of cash. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(g) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(g).
(h)    In the event that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Share units, there shall automatically be substituted for each Share unit a new unit representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed. The substituted units shall be subject to the same terms and conditions as the original Share units.
7.    GENERAL PROVISIONS
(a)    Compliance With Legal And Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, U.S. federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Plan until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any U.S. state or federal law, rule or regulation or under laws, rules or regulations of other jurisdictions as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under U.S. federal or state law or under the laws of other jurisdictions.
(b)    No Right To Continued Service. Neither the Plan nor any action taken there under shall be construed as giving any Director the right to be retained in the service of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any Director’s service at any time.
(c)    Taxes. The Company is authorized to withhold from any Shares delivered under this Plan or on exercise of an Option any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.
(d)    Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of Shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s Shareholders if such Shareholder approval is required by any U.S. federal law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any award theretofore granted to him or her or compensation previously deferred by him or her hereunder.
(e)    Unfunded Status Of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Restricted Stock Unit Award or a deferral election, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Participant.
(f)    Non-Exclusivity Of The Plan. Neither the adoption of the Plan by the Board nor its submission to the Shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(g)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. Cash shall be paid in lieu of such fractional Shares.
(h)    Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.
(i)    Effective Date; Plan Termination. The Plan as amended and restated became effective as of ____________, 2014 (the “Effective Date”), subject to approval by the Shareholders of the Company. The Plan shall terminate as to future awards on June 1, 2024 or, if earlier, at such time as no Shares remain available for issuance pursuant to Section 4, and the Company has no further obligations with respect to any award granted or compensation deferred under the Plan.
(j)    Titles And Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
(k)    Section 409A. It is intended that deferrals of compensation that were earned and vested on December 31, 2004 (and amounts credited thereon under Section 6(d) of the Plan) (the “Grandfathered Plan Benefits”) will satisfy the grandfather provisions applicable under Section 409A of the Code so that such Grandfathered Plan Benefits will not be subject to Section 409A of the Code. No amendment to this Plan made after October 3, 2004 will apply to the Grandfathered Plan Benefits unless the amendment specifically provides that it applies to them. As it applies to benefits that are not Grandfathered Plan Benefits, it is intended that the Plan, Options and other awards granted and amounts deferred hereunder will comply with Section 409A of the Code (and any regulations and guidelines issued there under) to the extent subject thereto, and the Plan and such Options, awards and deferral provisions shall be interpreted on a basis consistent with such intent. Without limiting the generality of the foregoing, no adjustment shall be made pursuant to Section 5(j) above that would cause any Option to be treated as deferred compensation pursuant to Section 409A of the Code. The Plan and any Award Agreements

issued there under may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. No action or failure to act, pursuant to this Section 7(k) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Director from the obligation to pay any taxes pursuant to Section 409A of the Code.
(l)    Section 457A. Notwithstanding any provision of this Plan to the contrary, in the case of any Director subject to United States income tax, any amount deferred under Section 6 of the Plan, and any amount deferred under a restricted stock unit granted under the Plan, which in any such case constitutes “nonqualified deferred compensation” for purposes of Section 457A of the Code and is subject to Section 457A of the Code, shall be distributed to the Director no later than December 31, 2017.

ANNUAL GENERAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on April 24, 2014.

Vote by Internet

- Go to **www.envisionreports.com/XL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 1, 3, 4, 5, 6, 7 and 8.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — XL Group plc

Notice of 2014 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — April 25, 2014

Michael McGavick and Kirstin Gould, or any of them, each with the power of substitution, are hereby authorized to represent and vote the ordinary shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Ordinary Shareholders of XL Group plc to be held on April 25, 2014 at XL House, 8 St. Stephen's Green, Dublin 2, Ireland, at 8:30 a.m. local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 1, 3, 4, 5, 6, 7 and 8. This proxy will revoke any previously executed proxy granted with respect to the 2014 Annual General Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

XL GROUP PLC
ANNUAL GENERAL MEETING FOR HOLDERS AS OF 3/5/14
TO BE HELD ON 4/25/14

Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.

To vote by Internet

1) Go to website www.proxyvote.com.
2) Follow the instructions provided on the website.

To vote by Telephone

1) Call 1-800-454-8683.
2) Follow the instructions.

To vote by Mail

1) Check the appropriate boxes on the voting instruction form below.
2) Sign and date the voting instruction form.
3) Return the voting instruction form in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M66880-P47750

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com:
Notice and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013

PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON ☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date